LIMITED LIABILITY COMPANY AGREEMENT
                                        OF
                         RIVERFRONT INVESTMENT PARTNERS I LLC

      THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") is made as of June 13, 2013 ("Effective Date"), between (i) FRP Riverfront I LLC, a Delaware limited liability company ("Investor"), and (ii) MRP SE Waterfront Residential, LLC, a District of Columbia limited liability company ("MRP", and, together with Investor, the "Members").

                               R E C I T A L S :

      A. Pursuant to a Certificate of Formation filed on April 29, 2013 with the Secretary of State of the State of Delaware ("Certificate"), Riverfront Investment Partners I LLC was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act ("Act").

      B. Investor and MRP, being the sole Members of the Company (as defined below), desire to set out their agreement as to the conduct of the business and the affairs of the Company. This Agreement shall constitute the limited liability company agreement of the Company under the Act. "Certificate" has the meaning set forth in the recitals to this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

      "Act" has the meaning set forth in the recitals to this Agreement.

      "Additional Capital Contribution" has the meaning set forth in
Section 7.2.

      "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                (i) Credit to such Capital Account any amounts such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                (ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

      "Administrative Member" means MRP, and any replacement Administrative Member pursuant to this Agreement.

      "Affiliate" means with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person, (ii) any other Person owning or Controlling ten percent (10%) or more of the outstanding equity securities of, or other ownership interests in, such Person, and

(iii) any officer, director, member, manager or partner of such Person or of any Person that Controls or owns ten percent (10%) or more of the outstanding equity securities of such Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "controlled" have meanings correlative to the foregoing.

      "Affiliate Contract" means any agreement between the Company (or a Subsidiary) and a Member (or Member Affiliate), including the Development Agreement.

      "Agreement" has the meaning set forth in the preamble.

      "AP Firm" has the meaning set forth in Section 13.18(a).

      "Applicable Rate" has the meaning set forth in Section 7.3(a).

      "Approval Request" has the meaning set forth in Section 4.2(b).

      "Approval Response" has the meaning set forth in Section 4.2(b).

      "Approved Contract" means any contract or agreement entered into by the Company or in its name by the Administrative Member, with all Member approvals, if any, required by this Agreement having been obtained.

      "Approved PUD" means, collectively, the following, as the same may be modified from time to time: (i) Zoning Commission for the District of Columbia, Zoning Commission Order No. 04-14B, Z.C. Case No. 04-14B, Florida Rock Properties, Inc. (Modifications to Second-Stage Approval for First Phase of Development and Approval of Reversion to a First-Stage PUD and Modifications to Second, Third, and Fourth Phases of Development @ Square 708, Lot 14) - January 14, 2013; and (ii) Zoning Commission for the District of Columbia, Zoning Commission Order No. 04-14C, Z.C. Case No. 04-14C, Florida Rock Properties, Inc. (One-Year PUD Time Extension @ Square 708, Lot 14) -January 14, 2013 "Architect" means SK&I, or a replacement architect selected by MRP subject to Investor's approval (which will not be unreasonable withheld, conditioned or delayed).

      "Assignment Agreement" means the Assignment of Development Workproduct dated as of the Effective Date between MRP and Development Manager, as Assignors, and the Company, as Assignee, whereby MRP and Development Manager each assigned to the Company all of its right, title and interest in and to the Pre-Development Work Product.

      "Ballpark District" means the area bounded by the Anacostia River to the South, the Southwest Freeway to the North, South Capitol Street to the West and 8th Street SE to the East

      "Bankruptcy" means, with respect to the affected party, (i) the entry of an order for relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law,
(v) the expiration of sixty (60) days after the filing of an involuntary petition against or involving such party under the Bankruptcy Code, provided that the same shall not have been dismissed, vacated, set aside or stayed within such sixty-day (60-day) period; (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) the expiration of sixty (60) days after the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day (60-day) period or (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date.

      "Bankruptcy Code" means Title 11 of the United States Code, as amended, or any corresponding provision(s) of succeeding law.

      "Book Value" with respect to any Company Asset, means its adjusted basis for federal income tax purposes, except that the initial Book Value of any asset contributed by a Member to the Company shall be an amount equal to the agreed gross fair market value of such asset, as determined by the Members, and such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations Section 1.704-l(b)(2)(iv)(g) for revaluations and for the Depreciation taken into account with respect to such asset.

      "Budget" means the Preliminary Development Budget, the Final Development Budget the Operating Budget, and/or the Capital Budget, as applicable, in each case as may be modified or updated from time to time in accordance with this Agreement.

      "Business Day" means any Monday through Friday on which commercial banks are authorized to do business and are not required by law or executive order to close in the District of Columbia.

      "Call" has the meaning set forth in Section 4.12.

      "Capital Account" when used in respect of any Member means the Capital Account maintained for such Member in accordance with Section 8.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms hereof (including Section 8.1).

      "Capital Budget" has the meaning set forth in Section 6.4(e).

      "Capital Call" has the meaning set forth in Section 7.2.

      "Capital Contribution" when used with respect to any Member means the aggregate amount of capital contributed or deemed contributed to the Company by such Member in accordance with Article 7.

      "Certificate" has the meaning set forth in the recitals to this Agreement.

      "Civil Engineer" means Wiles Mensch, or a replacement civil engineer selected by MRP subject to Investor's approval (which will not be unreasonable withheld, conditioned or delayed).

      "Closing" has the meaning set forth in Section 10.2(a).

      "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.

      "Company" means Riverfront Investment Partners I LLC, a Delaware limited liability company.

      "Company Assets" means all right, title and interest in and to all or any portion of the assets of the Company (including the Company's ownership interest in any Subsidiary, but not including assets held directly by a Subsidiary) and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith.

      "Company Financing" means the Construction Financing, and any additional debt financing, extension, replacement or refinancing thereof, from time to time, that is obtained by the Company and/or a Subsidiary, as applicable, including any Construction Financing.

      "Confidential Information" has the meaning set forth in Section 13.14(a).

      "Construction Compliance Requirements" has the meaning set forth in
Section 4.13.

      "Construction Contract" has the meaning set forth in Section 4.5(a).

      "Construction Financing" has the meaning set forth in Section 4.4(a).

      "Construction Lender" means the lender of any Construction Financing.

      "Contributed Land" has the meaning set forth in Section 7.1(a).

      "Contribution Agreement" means the Contribution Agreement dated March 30, 2012, between Florida Rock Properties, Inc. and MRP with respect to the formation of the Company and certain other transactions described therein, as amended by that certain (i) First Amendment to Contribution Agreement dated
May 23, 2012, (ii) Second Amendment to Contribution Agreement dated June 27, 2012, (iii) Third Amendment to Contribution Agreement dated July 27, 2012,

(iv) Fourth Amendment to Contribution Agreement dated August 24, 2012, (v) Fifth Amendment to Contribution Agreement dated September 27, 2012,

(vi) Sixth Amendment to Contribution Agreement dated November 8, 2012 and (vii) Seventh Amendment to Contribution Agreement dated as of the Effective

Date.

      "Contribution Deed" has the meaning set forth in Section 7.6(a).

      "Conversion" has the meaning set forth in Section 10.8(c).

      "Conversion Election Notice" has the meaning set forth in Section 10.8(c).

      "Conversion Notice" has the meaning set forth in Section 10.8(c).

      "Cost Overrun" means, as the case may be, the amount, if any, by which
(i) the amount of Total Project Costs actually expended for any line item in the Final Development Budget exceeds the budgeted amount of such line item in the Final Development Budget, or (ii) the actual aggregate amount of Total Project Costs actually expended exceeds the budgeted amount of Total Project Costs as set forth in the Final Development Budget, all as determined in accordance with the principles stated in Section 5.8.

      "D.C." or "District" means the District of Columbia.

      "Defaulting Member" has the meaning set forth in Section 7.1(e).

      "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Administrative Member. With respect to any asset of the Company for which depreciation is calculated in accordance with Treasury Regulations

Section 1.704-3(d), Depreciation shall be calculated in the same manner.

      "Design Documents" has the meaning set forth in Section 4.2(a)

      "Design Professionals" mean the Civil Engineer, Architect, Landscape Architect, and any structural engineers or mechanical engineers retained by the Company, or its other design professionals, to perform design related services in connection with the preparation of the Design Documents, Development Approval submissions, building permit submissions or any other applicable design documents required in connection with the Project, as designated by MRP subject to Investor's approval (which shall not be unreasonable withheld, conditioned or delayed).

      "Development Agreement" means the Development Management Agreement dated as of the Effective Date between the Company, as owner, and Development Manager, as development manager.

      "Development Approvals" means final, non-appealable approval of each of the following: (i) sheeting, shoring and excavation permit; (ii) open space permit; (iii) any other approval required of any Governmental Authority prior to the issuance of building permits, and including reaching final agreement on the form and amount of all bonds, letter of credit to secure performance, development agreement, public works agreement and the like, between the Company and applicable Governmental Authorities.

      "Development Costs" means all third party costs and expenses associated with the Company's activities in preparation for development of the Project including, but not limited to, in connection with the entitlement, design, development, Vertical Construction and completion of the Project, whether expended prior to Effective Date or anticipated to be expended after the
Effective   Date.   Notwithstanding   the  foregoing,  Development  Costs  shall
specifically exclude all costs excluded from "Pre-Closing Development Costs" under the Contribution Agreement.

      "Development Fee" has the meaning set forth in Section 5.3(b).

      "Development Manager" means MidAtlantic Realty Partners, LLC, a Virginia limited liability company, which is an Affiliate of MRP.

      "Development Period" means the period beginning on the Effective Date and terminating on the earlier of (i) the date of commencement of Vertical Construction, and (ii) the date of termination of this Agreement.

      "Distributable Cash" for any Fiscal Year, quarter or other period means the excess, if any, of (a) the sum of (i) the amount of all cash receipts of the Company during such period and (ii) any working capital of the Company existing at the start of such period less (b) the sum of (i) all cash amounts payable (or accrued for future payments) in such period on account of operating expenses and capital expenditures incurred in connection with the Company's business

(including, without limitation, general operating expenses, taxes, amortization or interest on debt, and expenses incurred in connection with the satisfaction of any mortgage financing upon a Sale or refinancing of the Property, and other Company expenses), and (ii) appropriate Reserves for working capital, capital expenditures and other future needs of the Company (A) as reasonably determined by the Administrative Member from time to time (and approved by the Non-Administrative Member pursuant to Section 3.2), or (B) as provided for in any Budget.

      "Effective Date" has the meaning set forth in the preamble to this Agreement.

      "Environmental Consultant" means ECS, Schnabel, or another reputable firm that performs environmental assessments and remediation related services designated by MRP subject to Investor's reasonable approval.

      "Executive Negotiation Period" means a period of ten (10) calendar days (or three (3) calendar days in the case of a Major Decision Dispute Notice involving an Expedited Major Decision) following the delivery of a Major Decision Dispute Notice during which one or both of the Representatives of MRP and the Representative of Investor shall negotiate in good faith to resolve the dispute with respect to the Major Decision at issue.

      "Expedited Major Decision" means a Major Decision identified as such pursuant to Section 3.3(a).

      "Extraordinary Decision" means any Major Decision with respect to the matters in Section 3.2(a), (b), (c), (d), (e), (g), (h), (i), (n), (p), (t),
(u), (w) (to the extent any such guaranty, indemnity bond or surety bond by the Company is given other than in connection with the Constructing Financing, or for the benefit of a Member or its Affiliate, or other third party, or for non-Company purposes), (jj), (kk) and (ll).

      "Failed Funding" has the meaning set forth in Section 7.3(a).

      "Fee Transfer Date" has the meaning set forth in Section 7.6.

      "Final Development Budget" has the meaning set forth in Section 4.6(b).

      "Final Development Schedule" has the meaning set forth in Section 4.7(b).

      "Financing Decision" means any Major Decision with respect to the matters in Section 3.2(q) or (r).

      "Fiscal Year" means the fiscal year of the Company, which shall be the calendar year; provided that upon termination of the Company "Fiscal Year" will mean the period from the end of the last preceding Fiscal Year to the date of such termination.

      "Florida Rock" means Florida Rock Properties, Inc., FRP Development
Corp., Patriot Transportation Holding, Inc. and/or the public shareholders of Patriot Transportation Holding,

Inc.

      "Funding Member" has the meaning set forth in Section 7.3(a).

      "Funding Investor" has the meaning set forth in Section 4.8(d).

      "Governmental Authority" means any federal, state, District of Columbia, county or municipal authority, agency, department, board, official or officer having jurisdiction over the Property, the proposed development thereof or the construction of Off-Site Improvements (if any) required in connection with Vertical Construction.

      "Ground Lease" means that certain Lease, dated as of the date hereof, between Investor, as lessor, and the Company, as lessee, as amended or otherwise modified from time to time.

      "Guaranty" or "Guaranties" means any completion guaranty, guaranty of non-recourse carve outs and/or an environmental guaranty or indemnity.

      "Guaranty Cost Sharing Agreement" has the meaning set forth in Section 5.4(c).

      "Hypothetical Liquidation" means a hypothetical series of transactions occurring on a given date, in which the Company is liquidated and all Company Assets, including cash, are sold for cash equal to their Book Value, taking into account any adjustments thereto for such period, all liabilities of the Company are satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability) and all Distributable Cash (after satisfaction of such liabilities) is distributed in full pursuant to Section 9.1(a).

      "Improvements" means any and all improvements (above or below grade) to be constructed on the Land (or, if applicable, on the balance of the Investor Property or completely off-site to the Land and Investor Property), pursuant to the Approved PUD and/or other Development Approvals for the Project, including Shared Improvements, which the Company anticipates being required to perform under the Development Approvals for the Project as part of the first development phase under the Approved PUD.

      "Initial Capital Contribution" has the meaning set forth in Section 7.1.

      "Initiating Member" has the meaning set forth in Section 4.12(a).

      "Interest" means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

      "Investor" has the meaning set forth in the preamble to this Agreement.

      "Investor Property" means the real property consisting of 5.82 acres of land, more or less, located at 25 Potomac Avenue, SE, Washington D.C. as more particularly described in Schedule 1.1-A attached hereto, less and except the Land.

      "IRR" means, as of any date and with respect to any Member, the annual percentage rate that, when utilized to calculate the present value of all distributions to such Member causes such present value of distributions to equal the present value the Capital Contributions made by such Member.
The present value of a Member's Capital Contributions on the Effective Date is the nominal amount of such Member's Initial Capital Contributions and the present value of any Capital Contribution or distribution after the Effective Date is the nominal amount of such Capital Contribution or distribution discounted back from the date of such Capital Contribution to the date made, utilizing said annual percentage rate. IRR shall be calculated using the XIRR function in Microsoft Excel 2010.

      "IRS" means the Internal Revenue Service and any successor agency or entity thereto.

      "Land" means the real property described on Schedule 1.1-B.

      "Land Contribution" means the contribution and conveyance of the Contributed Land by Contribution Deed from FRP to the Company in accordance with
Section 7.6 of this Agreement.

      "Landscape Architect" means Oculus, or a replacement landscape architect selected by MRP subject to Investor's approval (which will not be unreasonable withheld, conditioned or delayed).

      "Legal Requirements" means all present and future federal, state and/or local/municipal laws, statutes, codes, regulations, ordinances, administrative or judicial orders, rules, administrative guidelines, requirements, directives and actions of any Governmental Authority or quasi-Governmental Authority, and other legal requirements of whatever kind or nature that are applicable to the Company, the ownership, development, servicing, use, operation or marketing of the Property, and/or the Members and their Affiliates, and any amendments, modifications or changes to any of the foregoing.

      "Loan Documents" means the documents evidencing or securing any Company Financing.

      "Loss" has the meaning set forth in Section 8.2(a).

      "Major Decision" has the meaning set forth in Section 3.2.

      "Major Decision Dispute Notice: has the meaning set forth in
Section 3.3(a).

      "Manager Removal Event" has the meaning set forth in Section 3.6(a).

      "Mandatory Capital Contribution" has the meaning set forth in
Section 7.1(e).

      "Member" has the meaning set forth in the preamble to this Agreement.

      "Member Affiliate" means any Affiliate of a Member.

      "MRP" has the meaning set forth in the preamble to this Agreement.

       "MRP Affiliate" means MRP and any Member Affiliate of MRP.

       "MRP Guarantors" means and refer to one or more MRP Affiliates and/or
MRP Principals that provide the loan guaranties required under the Company Financing in accordance herewith.

       "MRP Principals" means Robert Murphy, Frederick Rothmeijer, Ryan Wade and J. Richard Saas.

      "Non-Administrative Member" means Investor, whenever MRP is
Administrative Member, or MRP, whenever Investor is Administrative Member.

      "Non-Funding Member" has the meaning set forth in Section 7.3(a).

      "Non-Initiating Member" has the meaning set forth in Section 4.12(a).

      "Non-Selling Member" has the meaning set forth in Section 10.2(a).

      "Notice to Proceed" has the meaning set forth in Section 4.11.

      "Off-Site Improvements" means any and all off-site improvements required in connection with obtaining, or as a condition to the issuance of, all required Development Approvals for the Project, or otherwise required or agreed to (and approved by MRP and Investor) in connection with the Vertical Construction.

      "Operating Budget" has the meaning set forth in Section 6.4(b).

      "Organizational Document" means with respect to any Person (i) in the case of a corporation, such Person's certificate of incorporation and by-laws and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person's authorized shares of capital stock, (ii) in the case of a limited partnership, such Person's certificate of limited partnership and limited partnership agreement, and any voting trusts or other instruments or agreements affecting the rights applicable to any of its partners, (iii) in the case of a limited liability company, such Person's certificate of formation or articles of organization or similar document, operating agreement and any voting trusts or other instruments or agreements affecting the rights of holders of limited liability company interests or (iv) in the case of any other legal entity, such Person's organizational documents and any voting trusts and other instruments or agreements affecting the rights of holders of equity interests in such Person.

      "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i). A Member's share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations
Section 1.704-2(i)(5).

      "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Company nonrecourse liability, any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Member's share of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

      "Percentage Interest" means, with respect to any Member as of any date, the ratio that (i) the sum of the Initial Capital Contributions, Mandatory Capital Contributions and Projected Additional Capital Contributions actually made by such Member on or before such date, calculated without duplication, bears to (ii) the sum of the total Initial Capital Contributions, Mandatory Capital Contributions and Projected Additional Capital Contributions actually made by all Members on or before such date, as the same may be adjusted from time to time pursuant to this Agreement, calculated without duplication.

      "Permitted Court" has the meaning set forth in Section 13.7.

      "Permitted Exceptions" collectively, (i) the matters set forth as exceptions on the Owner's pro forma title policy as attached, along with the Title Commitment as Exhibit G hereto, (ii) the matters that would be shown on an ALTA survey of the Property performed as of the Effective Date, (iii) the Ground Lease, (iv) the memorandum of Ground Lease, (v) a mutually agreed upon Declaration of Covenants for a Storm Water Management Facility and (vi) any matters created by the Company in accordance with the terms of this Agreement on or after the Effective Date.

      "Person" means any individual, partnership, corporation, limited liability company, trust or other legal entity.

      "Post-Withdrawal Interest" refers to the membership interest of MRP after a Withdrawal Event, which shall be substantially identical to the Interest of an assignee of the Interest of a Member of the Company who or which has not been approved or admitted as a substitute Member of the Company, as more fully described in Section 3.8.

      "Pre-Development Work Product" has the meaning set forth in the Assignment Agreement.

      "Preferred Return" means an amount calculated like interest equal to thirteen percent (13%) per annum, compounded monthly, calculated in the same manner as the calculation of the return in the XIRR function in Microsoft Excel 2010, on a Member's Unrecovered Capital


PAGE>


Contribution, until such Unrecovered Capital Contribution has been reduced to zero.

      "Preliminary Development Budget" has the meaning set forth in
Section 4.6(a).

      "Preliminary Development Schedule" has the meaning set forth in
Section 4.7(a).

      "Priority Loan" has the meaning set forth in Section 7.3(b).

      "Profit" has the meaning set forth in Section 8.2(a).

      "Project" means the development, construction, ownership, management, control, leasing, operation, financing, refinancing, mortgaging, maintenance, and Sale or other disposition of the Property by the Company or a Subsidiary.

      "Projected Additional Capital Contributions" has the meaning set forth in Section 4.8(a).

      "Projected Capital Funding Notice" has the meaning set forth in
Section 4.8(b).

      "Project Value" has the meaning set forth in Section 10.8(c).

      "Promote Distributions" means collectively, all distributions made or to be made to MRP pursuant to clause (B) of Section 9.1(a)(iii), clause (B) of Section 9.1(a)(iv) and clause (B) of Section 9.1(a)(v).

      "Property" means the Land and the Improvements.

      "Proposing Member" has the meaning set forth in Section 3.3(a).

      "Purchasing Member" has the meaning set forth in Section 10.2(a).

      "Put" has the meaning set forth in Section 4.12.

      "Put/Call Closing" has the meaning set forth in Section 4.12(b).

      "Put/Call Notice" has the meaning set forth in Section 4.12(a).

      "Put/Call Price" has the meaning set forth in Section 4.12(a).

      "REA" means that certain Declaration of Covenants, Restrictions, Rights, Affirmative Obligations and Conditions, to be executed and recorded by FRP concurrently with, or prior to, the contribution of the Company Parcel to the Company pursuant to Section 7.6, below.

      "Receiving Member" has the meaning set forth in Section 3.3(a).

      "Reserves" means, with respect to any fiscal period, funds set aside in the Budget, or amounts allocated in the Budget during such period for normal and customary reserves for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business (and including any reserves required by the lender under any Company Financing).

      "Sale" means any transaction or series of transactions whereby (a) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, Transfers, conveys, or relinquishes its ownership of the Property or portion thereof, and including any event with respect to the Property which gives rise to a significant amount of insurance proceeds or condemnation awards, but excluding a lease of space located within the Property in the ordinary course of business and/or the granting of any easement in the normal course of development of the Property; (b) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, Transfers, conveys, or relinquishes its ownership of all or any portion of the interest of the Company in any Subsidiary; or

(c) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Company Assets or portion thereof, or any other asset not previously described in this definition, and any event which gives rise to a significant amount of insurance proceeds or similar awards. For the avoidance of doubt, the conveyance of fee simple title to the Property by Investor to the Company pursuant to
Section 7.6 shall not constitute a "Sale".

      "Sale Decision" means any Major Decision with respect to a proposed Sale.

      "Selling Member" has the meaning set forth in Section 10.2(a).

      "Shared Improvements" means all buildings, common areas, and other improvements or areas located on the Investor Property or the Property and which are intended for the benefit of the Property and the Investor Property, collectively, and the owners, tenants, occupants, invitees, licensees and business visitors thereof, pursuant to the terms of a reciprocal easement agreement encumbering the Investor Property and the Property.

      "Special Capital Contribution" has the meaning set forth in
Section 7.3(b).

      "Stabilization" means the first date after the substantial completion of all of the Improvements, on which at least ninety percent (90%) of the individual apartments in such Improvements have been leased to, and are occupied by, third party tenants.

      "Standard of Conduct" has the meaning set forth in Section 3.7.

      "Subsidiary" has the meaning set forth in Section 2.6(c).

      "Substituted Member" means any Person admitted to the Company as a Member pursuant to the provisions of Section 10.5.

      "T&S Firm" has the meaning set forth in Section 13.18(b).

      "Target Financing Amount" means the maximum amount of non-recourse financing reasonably achievable by the Company without payment guaranties for purposes of any Construction Financing of the Project, not to exceed the amount of financing that would result in the aggregate Initial Capital Contribution of MRP being less than $4,000,000.

      "Tax Matters Member" means Investor.

      "Title Commitment" means the commitment for title insurance issued by the Title Company and attached hereto as Exhibit G.

      "Title Company" means Commonwealth Land Title Insurance Company.

      "Total Asset Value" has the meaning set forth in Section 4.12(a).

      "Total Project Costs" means all costs of developing the Project, including the Parcel Value, and all Development Costs, as provided for in the then current Preliminary Development Budget or in the Final Development Budget, as applicable.

      "Traffic Consultant" means Gorove Slade, or another reputable traffic consulting firm designated by MRP subject to Investor's reasonable approval.

      "Transfer" with respect to a Member, means any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, directly or indirectly, of any portion of the Interest of such Member or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise).

      "Treasury Regulations" means the regulations promulgated under the Code, as such regulations are in effect on the date hereof.

      "Unpaid Preferred Return" means, with respect to any Member, as of any date, the aggregate amount of Preferred Return earned by such Member, less the amounts that have been distributed to such Member pursuant to Section 9.1(a)(i) and less any reductions in such Member's Unpaid Preferred Return pursuant to
Section 7.3(d).

      "Unrecovered Capital Contribution" means, with respect to any Member, as of any date, the aggregate amount of such Member's Capital Contributions which have been made (or deemed made) to the Company pursuant to Sections 7.1 or 7.2 from time to time, less the amounts that have been distributed to such Member as a return of capital pursuant to Section 7.1(a)(ii) and less any reductions in such Member's Unrecovered Capital Contribution pursuant to Section 7.3(d).

      "Valuation Notice" has the meaning set forth in Section 4.12(a).

      "Vertical Construction" means the construction of buildings, surface parking facilities, subsurface or structured parking facilities, and all related sitework, Shared Improvements and off-site improvements contemplated under all final Development Approvals, building permits and final approved plans and specifications for the Project.

      "Vertical Construction Contingencies" has the meaning set forth in
Section 4.10(a).

      "Vertical Contingencies Notice" has the meaning set forth in
Section 4.10(b).

      "Vertical Decision Period" has the meaning set forth in Section 4.11.

      "Vertical Target Date" means the date that is twenty-seven (27) months after the Effective Date, as the same may be extended in accordance with the express provisions of this Agreement, or by mutual written agreement of Investor and MRP.

      "Withdrawal Event" means such event as is expressly provided for in this Agreement, which results in the consequent conversion of MRP's Interest from that of Administrative Member and Member of the Company to the holder of a Post-Withdrawal Interest, as more fully provided for and described in Section 3.8.

      1.2 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

           (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

           (b) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation"; and

           (c) any reference herein to a "Schedule" is to one of the Schedules attached to this Agreement and any reference to an Article or a Section is to one of the Articles or Sections of this Agreement. Each of the Recitals hereto, and each Schedule attached hereto and referred to herein, is hereby incorporated herein by reference.

                                    ARTICLE 2
                          THE COMPANY AND ITS BUSINESS

      2.1 Formation of the Company. The Company was formed as described in the Recitals hereto. Upon the execution of this Agreement by Investor and MRP, this Agreement shall become the limited liability company agreement of the Company.

      2.2 Company Name. The business of the Company shall be conducted under the name of "Riverfront Investment Partners I LLC" in the State of Delaware under such name or such assumed names as may be determined by the Administrative
Member to be necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

      2.3 Members.

          (a) The Members of the Company shall be Investor and MRP, and such additional Members as may hereafter be admitted in accordance with the terms hereof.

          (b) The limited liability company interests issued to the Members pursuant to this Agreement have been duly authorized and are validly issued limited liability company interests in the Company.

          (c) Each Member confirms its understanding and agreement that no Member shall have any fiduciary duty whatsoever to the Company or any other Member (it being agreed among the Members that no Member shall be construed as having any duty to the Company or any other Member other than such obligations as are provided in this Agreement and such other obligations, if any, as are required by applicable law, after taking into account the effect of this Section 2.3(c)). This Section 2.3(c) is subject to, and shall not in any way reduce or otherwise limit the specific obligations of any Member expressly provided in, the remaining provisions in this Agreement or any other agreement entered into by the Company, any Member or its Affiliate, including compliance by each Member with the Standard of Conduct set forth in Section 3.7.

      2.4 Term. The term of the Company shall continue in perpetuity unless the Company is earlier dissolved as hereinafter provided.

      2.5 Filing of Certificate and Amendments. The Certificate was filed with the Secretary of State of the State of Delaware on April 29, 2013. The Members hereby agree to execute and file any amendments to the Certificate as and when required by applicable law and to do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware or any other applicable law.

      2.6  Business; Scope of Members' Authority.

           (a) The purpose of the Company, directly or through one or more Subsidiaries, is to own, develop, entitle, construct, manage, control, lease, operate, finance, refinance, mortgage, maintain, and sell or otherwise dispose of the Property and/or interests in the Subsidiary, to meet the Company's, and any Subsidiary's obligations, and in all respects to act as owner of the Property upon and subject to the terms and provisions of this Agreement. The Company shall not engage in any other business without the prior written consent of all of the Members.

           (b) Except as otherwise specifically provided in this Agreement: (i) no Member other than the Administrative Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, the Company; and (ii) to the fullest extent permitted by law, no Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of the Company or any other Member incurred or arising either before or after the Effective Date.

           (c) The Company may conduct any of its business activities directly or through one or more wholly owned, direct or indirect subsidiaries which shall be single purpose entities (each, a "Subsidiary"). As of the Effective Date, the Company has no Subsidiaries, but may create a Subsidiary for purposes of acquiring title to the Property if approved as a Major Decision. Except as expressly otherwise set forth herein or as approved by all of the Members or as the context otherwise requires, any reference in this Agreement to the Company shall be deemed to include the Company and all Subsidiaries. Notwithstanding anything to the contrary in (x) this Agreement, (y) the Organizational Documents of any Subsidiary or (z) any other contract or agreement entered into by any
Subsidiary:

                (1) any decision or action that the Company is authorized to make or take directly with respect to the Company's assets, properties or activities may be taken by or on behalf of a Subsidiary with, and only with, the same required approval or authorization as is set forth in this Agreement with respect to the Company; and

                (2) in furtherance and not in limitation of the foregoing, the Administrative Member may not cause any Subsidiary to make a decision or take an action that would be a Major Decision if the terms of this Agreement applied to such Subsidiary, mutatis mutandis, without first obtaining the same approval of the Non-Administrative Member that would required (if applicable) if the Company was making the decision or taking the action directly.

      2.7 Principal Office; Registered Agent. The principal office of the Company shall be at 3050 K Street, N.W., Suite 125, Washington, D.C. 20007. The Company may change its place of business to such location or locations as may at any time or from time to time be determined by the Administrative Member and approved by the Non-Administrative Member. Except as otherwise determined by the Administrative Member, the address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and the registered agent of the Company shall be Corporation Service Company.

      2.8 Names and Addresses of the Members. The names and addresses of the Members are as follows:

Investor:

Florida Rock Properties, Inc.

c/o FRP Development Corp.


34 Loveton Circle, Suite 200

Sparks, MD 21152
Attn:  David H. deVilliers, Jr., President


Phone: 410/771-4100

Fax: 410/771-8150
with a copy to:

Arnold & Porter LLP
555 12th Street, N.W.
Washington, D.C.  20004
Attn: Michael D. Goodwin, Esquire

Phone:  202/942-5558
Fax:  202/942-5999

MRP:

c/o MidAtlantic Realty Partners, LLC

3050 K Street, N.W., Suite 125

Washington DC 20007


Attn:  Robert J. Murphy


Phone: 202/719-9000

Fax: 202/719-9050

with a copy to:


Tenenbaum & Saas, P.C.

4504 Walsh Street, Suite 200

Chevy Chase, MD 20815


Attn: Mark S. Tenenbaum, Esquire

Phone: 301/961-4965

Fax: 301/961-5305

      2.9 Authorized Persons. The Administrative Member may authorize any Person to execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) on behalf of the Company necessary for the continuation of the Company's existence and good standing in the State of Delaware and authorization to transact business in the District of Columbia. Any actions taken by any such authorized Persons in connection with the execution, delivery or filing of the Certificate with the Secretary of State of the State of Delaware or any other action relating thereto is hereby ratified, confirmed and approved by the Members as having been authorized by the Company.

                                    ARTICLE 3
                          MANAGEMENT OF COMPANY BUSINESS

      3.1  Role of the Administrative Member.

           (a) Subject to the limitations and restrictions set forth in this Agreement (including, but not limited to Section 3.2 and Section 3.8), the Administrative Member shall be a "Manager" for purposes of the Act and shall have the right, power and authority to manage the operations of the Company (and any Subsidiary) and to implement each Budget in accordance with the terms hereof and thereof and applicable laws and regulations. The Administrative Member shall devote such time to the Company and its business as is necessary to conduct the operations of the Company in an efficient manner and to carry out the Administrative Member's responsibilities as set forth herein. In furtherance of the foregoing, but subject to the limitations set forth in this Agreement (including, without limitation, in Section 3.2), the Administrative Member shall have the authority to cause the Company (for itself and on behalf of any Subsidiary) to do all of the following (at the Company's expense, unless otherwise provided for herein), and shall use commercially reasonable and diligent efforts, consistent with the Standard of Conduct, to do, accomplish and complete for and on behalf of the Company (for itself and on behalf of any Subsidiary), each of the following:

                (1) coordinate, apply for, obtain, maintain and renew any and all consents, approvals and permits required for the development, construction, ownership, occupancy and operation of the Property;

                (2)   cause   to  be  paid  all  taxes,  assessments  and  other
impositions applicable to the Property, and undertake any action or proceeding seeking to reduce such taxes, assessments or other impositions;

                (3) verify that appropriate insurance is maintained by each contractor performing work at the Property from time to time;

                (4)   procure   and  arrange  insurance  for  the  Company,  any
Subsidiary and the Property in accordance with the insurance program included in the Budget or otherwise approved by all of the Members;

                (5) demand, receive, acknowledge and institute legal action for recovery of any and all revenues, receipts and considerations due and payable to the Company, in accordance with prudent business practices;

                (6) coordinate the marketing and leasing of the Property;

                (7) execute and deliver leases and other contracts and/or instruments on the Company's or any Subsidiary's behalf as necessary or desirable to carry out the business of the Company and any Subsidiary;

                (8) prepare Budgets or other budgets for the Company and any Subsidiary, and keep and deliver all books of account and other records of the Company and any Subsidiary, in accordance with the requirements of this Agreement;

                (9) maintain all funds of the Company in a Company bank account in the manner provided in Article 6 below;

                (10) take such actions as are necessary on behalf of the Company to disburse the proceeds of any Capital Contribution or other contribution or loan for the purposes for which the funds were advanced;

                (11) coordinate the defense of any claims, demands, suits or legal proceedings made or instituted against the Company or any Subsidiary by other parties, through legal counsel for the Company or such Subsidiary;

                (12) take such action as is necessary on behalf of the Company and any Subsidiary to cause the Company or such Subsidiary to comply with the terms and provisions of any and all contracts and other agreements and instruments entered into by the Company or such Subsidiary in accordance with the provisions of this Agreement, including, without limitation, the terms and provisions of any Loan Documents;

                (13) subject to the other provisions of this Agreement, direct the operations of the Company and/or any Subsidiary so that they are constructing, developing, operating, maintaining and otherwise managing the Property in an efficient manner in accordance with any then-applicable Budget, and at all times maintain staffing and an organization sufficient to enable it to carry out all of its duties, obligations and functions as Administrative Member under this Agreement;

                (14) take such action on behalf of each of the Company and any Subsidiary to cause it to be in compliance with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the requirements of any insurance policy (or any insurer thereunder) covering the Property, the Company, or any Subsidiary, any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to any Property or the operation and management thereof, and when contesting the validity or application of any such law, ordinance, order, rule, regulation or requirement;

                (15) meet with the Non-Administrative Member and/or its agents or designees monthly and at such other times as the Non-Administrative Member may reasonably request to discuss the business and affairs of the Company. Unless otherwise requested by either Member, meetings between the Administrative Member and Non-Administrative Member shall be by conference call. Face-to-face meetings between the Administrative Member and Non-Administrative Member shall be held at a mutually agreeable location in the Washington, D.C. area unless otherwise agreed by the Members. The parties recognize that the
Non-Administrative Member shall be actively involved in the development, construction, operation, leasing and management of the Property. Accordingly, to the extent reasonably practicable, the Non-Administrative Member shall have the right to attend all significant meetings between the Administrative Member or its Affiliates, on the one hand, and third parties (other than prospective or actual residential tenants) on the other hand, relating to the development, construction, leasing, financing, management and operation of the Project, and the Administrative Member shall use commercially reasonable efforts to provide reasonable advance notice of such meetings to the Non-Administrative Member;

                (16) deliver written notice to FRP requesting that FRP consummate the Land Contribution pursuant to terms of Section 7.6 herein (which Administrative Member will have the absolute right to deliver without being required to obtain any approval of such delivery from FRP).

           (b)   The   Administrative  Member  shall  not  be  entitled  to  any
compensation from the Company (except as set forth in Section 5.3) for performance of its duties as Administrative Member.

           (c) When required in connection with a final decision to authorize the commencement of Vertical Construction pursuant to Article 4 the Administrative Member shall execute, on behalf of the Company, the Construction Contract and Loan Documents in the forms approved by the Members. The Administrative Member shall deliver a notice to proceed to the general contractor, directing the general contractor to commence construction of the Improvements pursuant to the Construction Contract when required in accordance with the Members' authorization to commence Vertical Construction.

           (d) The Non-Administrative Member may from time to time propose to the Administrative Member that the Company implement any action or decision (either directly or on behalf of a Subsidiary) that is not inconsistent with the purposes and intent of this Agreement, whereupon the Administrative Member shall consider such proposal in good faith. If such action or decision proposed by the Non-Administrative Member constitutes a Major Decision, then the provisions of
Section 3.2 shall apply.

      3.2 Major Decisions. The Administrative Member shall not take or cause or permit the Company to take any of the following actions, or expend any amount of money, make any decision or incur any obligation on behalf of the Company with respect to any matter within the scope of any of the matters enumerated below (such matters, together with any other matter in this Agreement expressly requiring approval by all Members or by the Non-Administrative Member, each a "Major Decision"), unless the action, expenditure or other decision has been approved in accordance with Section 3.3:

           (a) any act by or on behalf of the Company or any Subsidiary in contravention of this Agreement or which would make it impossible to carry on the business of the Company or any Subsidiary;

           (b) possession of any Company or any Subsidiary assets or assignment of the rights of the Company or any Subsidiary in specific assets of the Company or any Subsidiary for other than the purpose of the Company;

           (c) except as otherwise expressly permitted in this Agreement, admission of a Person as a member, manager, partner, shareholder, director, legal or beneficial owner or otherwise to the Company or any Subsidiary, or any public or private offering for the sale of membership interests in or other securities of the Company or any Subsidiary (or any purchase, conversion or other similar option or other right in respect of any such securities);

           (d) the merger or consolidation of the Company or any Subsidiary with any other Person;

           (e) a loan by the Company or any Subsidiary to any Member or any other Person;

           (f) confession of any judgment on behalf of the Company or any Subsidiary;

           (g) the filing on behalf of the Company or any Subsidiary (where the Company or the Subsidiary is the debtor) of any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under state or federal bankruptcy laws, or any assignment for the benefit of creditors of the Company or any Subsidiary, or admission in writing of the Company's or any Subsidiary's inability to pay its debts generally as they become due;

           (h) distribution of any property in kind;

           (i) any action outside the purposes specified in Section 2.6;

           (j) except as provided in, and subject to, Sections 6.4(c), 6.4(d) or 6.4(e), incur or pay or cause or permit to be incurred or paid any capital, operating or other expenditure on behalf of the Company or any Subsidiary; provided, however, that the Administrative Member may incur or cause or permit to be incurred by or on behalf of the Company or any Subsidiary (i) such capital and/or operating expenses as are expressly provided for in an approved Budget,
(ii) such capital and/or operating expenditures in case of an emergency, which the Administrative Member reasonably determines in good faith are necessary in order to avoid immediate harm to persons at or loss to the Property, (iii) such capital and/or operating expenses as may be expressly required to be paid pursuant to any Approved Contract, (iv) such capital and/or operating expenses as may expressly be required to be paid in order to avoid a default under the terms of any Loan Documents (including making all regularly scheduled debt service payments), and (v) expenditures to pay for increases in real estate taxes and assessments (whether due to changes in tax rates, assessed valuations or otherwise), increases in insurance premiums, increases in utility consumption charges (whether based on increased utility rates or increased utility consumption), and/or increased amounts required to be paid under Legal Requirements, to the extent such increases took effect after the applicable Budget was adopted;

           (k) any agreement or option to sell, transfer, lease, assign or otherwise dispose of all or any portion of the Property or Company Assets (other than (i) as required pursuant to the terms of any Approved Contract or Loan Document, (ii) immaterial items of personal property sold in the ordinary course of business, and (iii) individual leases of residential units), or any material amendment, modification, supplement or extension of any such agreement;

           (l) the creation, determination, increase or reduction of the amount of Reserves for operating or capital expenditures of the Company or any Subsidiary other than in accordance with Section 6.4;

           (m) entering into, renewing, amending or otherwise modifying any contract or agreement that obligates the Company or any Subsidiary to make any single payment in excess of Twenty-Five Thousand Dollars ($25,000), or aggregate payments in excess of Fifty Thousand Dollars ($50,000), except the foregoing shall not apply to the extent entering into, renewing, amending or otherwise modifying such contract or agreement is within the authority granted to the Administrative Member pursuant to Sections 3.2(j) and Section 6.4(c), provided that in all events, the form of any such contract or agreement and the identity of the other party(ies) to such contract or agreement shall be Major Decisions;

           (n) any acquisition of any real property other than the Property or any personal property, which personal property is not incident to the Project;

           (o) any material action in respect of the Property relating to environmental matters other than to obtain environmental studies and reports, conduct (or arrange for) evaluations and analyses thereof and obtain appropriate permits required for compliance with environmental laws;

           (p) termination, dissolution or winding up of the Company or any Subsidiary;

           (q) incurrence, renewal, or refinancing of any indebtedness or other financing of the Company or any Subsidiary (including any Company Financing), other than ordinary trade debt;

           (r) enter into material Loan Documents, or enter into any material amendment, modification, supplement or extension of any Loan Document with respect to any Company Financing;

           (s) any design, construction or reconstruction of any Improvements or otherwise within the Property (other than the decision to proceed with Vertical Construction which is governed by Article 4), including the establishment of and any material amendment or supplement to the plans and specifications for such construction work, the selection of an architect, general contractor, construction manager, any agreement with any architect, general contractor or construction manager, any material amendment, modification, supplement or extension of any such agreement, and the commencement of demolition, excavation, sheeting and shoring and/or construction of such Improvements, provided that the matters set forth on Schedule 3.2(s) are hereby approved by all of the Members;

           (t) any Affiliate Contract and/or the payment of any compensation or reimbursement to, or other transaction with, any Member or Affiliate of a Member (including the Administrative Member) or any other Person with which a Member (including the Administrative Member) or any of its Affiliates has a significant business relationship; provided that the Development Agreement is hereby approved by all of the Members;

           (u) amending this Agreement or the Certificate;

           (v) adopting and/or materially modifying or terminating the insurance program for the Company, any Subsidiary or the Property, including the selection or designation of insurers, coverages and policy amounts;

           (w) any guaranty, indemnity bond or surety bond by the Company or any Subsidiary;

           (x) settlement of any insurance claim or condemnation action;

           (y) any litigation, arbitration or settlement involving the Company, a Subsidiary, or any of their respective assets; provided that this subparagraph
(y) shall not apply to any legal action initiated to dispossess or otherwise enforce the obligations of any tenant or occupant which is in default in its obligations to the Company under any lease of a rental apartment or rental space, or to enforce the terms of a service contract or construction contract to which the Company is a party against a defaulting contractor or service provider, where the amount in controversy in any such action is less than $50,000;

           (z) the determination (and any material modification or termination) of any planned unit development, rezoning, variances, map approvals, entitlements, permits or other governmental approvals for the Property and any payments and obligations (including concessions by, and restrictions on, the Company, a Subsidiary or any of their respective assets or the Property) will be incurred in connection therewith;

           (aa) any naming or branding of the Project;

           (bb) any press releases and/or marketing for the Property, the Company or any Subsidiary;

           (cc) all income tax elections, tax returns, tax audits, settlement agreements with the Internal Revenue Service, or other petitions or legal actions relating to taxes, and the determination or allocation of Book Value for any specific asset or property included in the Contributed Property or otherwise sold or contributed to the Company from time to time;

           (dd) the engagement of legal counsel, accountants, consultants and/or other professional service providers;

           (ee) the employment of employees of the Company or a Subsidiary (it being understood and agreed that each of the Development Manager, and, if necessary, the Administrative Member will have its own employees);

           (ff) creation or liquidation of any Subsidiary, approval, amendment or modification of the Organizational Documents of any Subsidiary, any contribution of property or other payment to any Subsidiary, and any distribution by any Subsidiary;

           (gg) the determination of whether, and how, any particular item or amount of revenue or expense, or any increase or reduction in Reserves, shall be treated as affecting the calculation of Distributable Cash;

           (hh) the selection of a property manager and leasing manager, and entering into, renewing, amending or otherwise modifying any contract or agreement with the property manager and/or leasing manager;

           (ii) any transaction or matter that is not in the ordinary course of the business of the Company or a Subsidiary;

           (jj) taking any action, or knowingly failing to take any action, which would trigger liability under any Guaranty or otherwise give rise to personal liability on the part of any Member or Member Affiliate (including the MRP Guarantors and/or MRP Principals);

           (kk) authorizing any action or making any decision which is known to violate a Loan Document, lease or other contractual obligation to which the Company or any Subsidiary is bound in any material respect;

           (ll) proceeding with Vertical Construction other than as required pursuant to Article 4;

           (mm) amending the Ground Lease between the Effective Date and the Fee Transfer Date;

           (nn) approving or disapproving any decision which requires approval of the Company, in its capacity as the "Owner" of "Parcel 1," (as defined in the REA) under the terms of the REA, provided such approval by the Members will not be unreasonably withheld, conditioned or delayed; and

           (oo) any other decision or action which materially affects the Company, a Subsidiary, or any of their respective assets or operations, unless such decision or action is already within the Administrative Member's express authority (or is subject to a different consent or approval requirement or standard) under any applicable provision of this Agreement.

      3.3  Disputes Regarding Major Decisions.

           (a) If the Administrative Member or the Non-Administrative Member (the "Proposing Member") notifies the other such Member (the "Receiving Member") in writing that it is requesting the Receiving Member's approval of a Major Decision, and, within ten (10) Business Days after such notice is given or deemed given, (i) the Receiving Member has not approved such Major Decision in writing (which shall be deemed to include failing to respond at all to the approval request, failing to communicate a definitive decision in response to an approval request, affirmatively disapproving of the applicable Major Decision, or any combination of the foregoing), (ii) the Proposing Member has not withdrawn such request for approval, and (iii) the Members shall not have otherwise resolved such Major Decision in writing, then the Proposing Member may notify the Receiving Member in writing that a dispute exists with respect to a Major Decision ("Major Decision Dispute Notice"). If the Proposing Member in good faith believes that expedited resolution of such Major Decision is necessary for the Company to avoid or minimize material liabilities or to avoid or minimize a material adverse effect on its business or assets, the Proposing Member may elect to designate the Major Decision as an "Expedited Major Decision" in the Major Decision Dispute Notice. The Proposing Member shall provide to the Receiving Member such information as is reasonably requested by the Receiving Member in connection with the evaluation of such Major Decision.

           (b) The Major Decision Dispute Notice shall set forth in reasonable detail the Major Decision in question and which category(ies) of Major Decision described in Section 3.2 are involved. In the event a Proposing Member elects to deliver a Major Decision Dispute Notice, resolution of the dispute will first be subject to the Executive Negotiation Period prior to invoking any other dispute resolution procedures set forth hereunder.

           (c) In the event a Proposing Member elects to deliver a Major Decision Dispute Notice, and the Major Decision in question is not (and does not include) an Extraordinary Decision or a Sale Decision, then following the expiration of the Executive Negotiation Period, resolution of the dispute with respect to the Major Decision will be subject to a time period for mediation prior to invoking any other dispute resolution procedures set forth hereunder, pursuant to the mediation procedures that are set forth on Exhibit A attached hereto; provided, however, that if the amount of the dispute involves a monetary sum of less than $250,000, then such mediation procedures shall not apply, and either the Proposing Member or the Receiving Member may invoke the binding arbitration procedures set forth in Exhibit B to resolve such Major Decision immediately upon the expiration of the Executive Negotiation Period (and for a period of five (5) Business Days thereafter). In addition, and if applicable, for a period of five (5) Business Days following expiration of the Executive Negotiation Period, if the dispute described in this Section 3.3(c) is not submitted to mediation or is not settled by negotiation or mediation as provided herein, then either the Proposing Member or the Receiving Member may invoke the binding arbitration procedures set forth in Exhibit B to resolve such Major Decision. If neither the Proposing Member nor the Receiving Member invokes the binding arbitration procedures set forth in Exhibit B within the five (5) Business Day time period provided for above (after the mediation ends and/or the Executive Negotiation Period expires, in cases where mediation is not provided for hereunder), then the original request for approval of a Major Decision which triggered the Major Decision Dispute Notice shall be deemed withdrawn for all purposes, and the Company shall not take any action or make any decision with respect to such Major Decision (i.e., the status quo shall prevail).

           (d) In the event a Proposing Member elects to deliver a Major Decision Dispute Notice, and the Major Decision in question is (or includes) an Extraordinary Decision, then following the expiration of the Executive Negotiation Period, if the dispute described in this Section 3.3(d) is not settled by negotiation or otherwise as provided herein, then the Proposing

Member's request for approval of the applicable Major Decision shall be deemed withdrawn for all purposes, and the Company shall not take any action or make any decision with respect to such Major Decision (i.e., the status quo shall prevail). The Members may, but neither Member shall be obligated to, take such dispute regarding an Extraordinary Decision to mediation pursuant to the mediation procedures that are set forth on Exhibit A attached hereto (and in no event shall a dispute regarding an Extraordinary Decision be subject to binding arbitration).

           (e) In the event a Proposing Member elects to deliver a Major Decision Dispute Notice, and the Major Decision in question is (or includes) a Sale Decision, then (i) if Stabilization has not occurred, then such Major Decision shall be treated as an Extraordinary Decision subject to Section 3.3(d), (ii) if Stabilization has occurred, but the process described in Section
10.8 has not been fully completed (either through a Sale of the Property or completion of the Conversion), then the Company shall not take any action or make any decision with respect to such Major Decision (i.e., the status quo shall prevail) until the process described in Section 10.8 has been fully completed, and (iii) if Stabilization has occurred, and the process described in
Section 10.8 has been fully completed, then any disagreement or dispute with respect to such Sale Decision shall be settled and resolved solely by Investor, as determined in Investor's sole, but good faith, discretion. The Members may, but neither Member shall be obligated to, take any dispute regarding a Sale Decision to mediation pursuant to the mediation procedures that are set forth on Exhibit A attached hereto (and in no event shall any dispute regarding a Sale Decision be subject to binding arbitration).

      3.4 Acts of the Company and the Members.

           (a) Whenever in this Agreement or elsewhere it is provided that a demand shall be made by, or acts shall be performed by or at the direction of or any approval shall be obtained from, MRP, all such demands, acts or approvals are to be made, performed or given by any one (1) of the Persons listed on
Schedule 3.4 attached hereto under the heading "Representatives of MRP" who shall be fully vested with the authority to act for MRP until such time as MRP shall deliver written notice to Investor designating one or more replacement or additional representatives, and Investor shall be entitled to rely upon any action by any such person as the authorized act of MRP.

           (b) Whenever in this Agreement or elsewhere it is provided that a demand shall be made by, or acts shall be performed by or at the direction of or any approval shall be obtained from, Investor, all such demands, acts or approvals are to be made, performed or given by any one (1) of the Persons listed on Schedule 3.4 attached hereto under the heading "Representatives of Investor" who shall be fully vested with the authority to act for Investor until such time as Investor shall deliver written notice to MRP designating one or more replacement or additional representatives, and MRP shall be entitled to rely upon any action by any such person as the authorized act of Investor.

      3.5 Out-of-Pocket Expenses. Each Member shall bear its own out-of-pocket expenses incurred by such Member and directly related to the business of the Company (including without limitation any overhead or personnel expenses of any such Member), except as expressly provided in this Agreement. The foregoing notwithstanding, if the Administrative Member acting in good faith and for a proper Company purpose, and under circumstances where the Administrative Member has due authority hereunder to incur or pay such expense or expenditure (either because it already has received Member approval for such expenditure, or under the express expenditure authority granted to the Administrative Member under Section 3.2(j), 3.2(m) or
Section 6.4 of this Agreement), advances from its own funds the amount needed to pay a Company expense, such payment will be considered a short term advance by the Administrative Member to the Company, and will be reimbursed by the Company to Administrative Member promptly after a written request for such reimbursement (including reasonable supporting documentation, if applicable) is provided by the Administrative Member to the other Member.

      3.6 Replacement of MRP as Administrative Member.

           (a) If there is a Manager Removal Event at any time when MRP is the Administrative Member, then subject to Investor's compliance with the preconditions set forth in Section 3.6(c), upon written notice of removal from Investor to the Administrative Member, Investor, or any of its Affiliates specified in such notice of removal, shall become the Administrative Member, effective upon the date set forth in such notice. The term "Manager Removal Event" means: (i) MRP's commission of material acts of gross negligence or intentional misconduct in connection with the performance of its service as Administrative Member hereunder, (ii) any material default by MRP in the performance of its responsibilities under this Agreement, which default is not fully cured and discontinued within thirty (30) days after written notice by Investor to MRP, (iii) any failure by MRP to make a Mandatory Capital Contribution required hereunder which continues for more than five (5) Business Days after notice of such failure from Investor to MRP, (iv) the MRP Principals fail to own, directly or indirectly, capital and profits equivalent to a five percent (5%) Percentage Interest, (v) there is a Bankruptcy with respect to MRP,
(vi) if, due to resignation or retirement, or other circumstances not described in the following clause (vii), either Robert Murphy or Frederick Rothmeijer ceases to have an active senior management role with respect to MRP or the Company, (vii) if, due to death, disability or legal incapacity, both Robert Murphy and Frederick Rothmeijer cease to have an active senior management role with respect to MRP or the Company, or (viii) the Development Agreement terminates in accordance with its terms, other than as a result of the natural expiration of the term thereof or due to a default by the Company thereunder (unless such default is attributable solely to MRP's actions or failures to act in its capacity as Administrative Member and/or as a Member of the Company).

           (b) Notwithstanding any provision to the contrary in this Agreement, upon a Manager Removal Event:

               (1) MRP shall not have any voting, approval, consent, information or other non-economic rights with respect to Major Decisions (except that, notwithstanding the foregoing, even after a Manager Removal Event, (i) Investor will be required to continue to conduct itself in accordance with the Standard of Conduct provided for herein, (ii) MRP will
have the right to approve the Major Decisions described in clauses (a), (b),
(e), (i), and of Section 3.2, and (iii) unless MRP and all MRP Guarantors are released from personal liability by the Company's lender(s) under any loan(s) then in effect to the Company and under all guaranties of such loan(s) (as applicable), either prior to (or as part of) the transaction, decision or action then under consideration, MRP will also have the right to approve the Major Decisions described in clauses (f), (q), (r), (jj) and (kk) of Section 3.2, if and to the extent the transaction, decision or action then under consideration would (A) increase the liability of MRP or the MRP Guarantors for, or under the documents evidencing, such loan(s) and/or guaranties, (B) constitute an admission of liability under the documents evidencing such loan(s) and/or guaranties, (C) constitutes an agreed liquidation of any claim for such liability, (D) cause a default or otherwise trigger personal liability under any of the documents evidencing such loan(s) and/or guaranties, or (E) otherwise materially modify the terms of any loan documents or guaranties in a manner which directly affects MRP and/or the MRP Guarantors,

               (2) any right of MRP to receive Promote Distributions shall immediately be terminated and forfeited, and any such Promote Distributions shall thereafter be distributed to the Members (pro rata in proportion to their Percentage Interests), provided that this clause (2) shall not apply to any Manager Removal Event described in the clauses (v), (vi), or (vii) of Section 3.6(a), and

               (3) the Development Agreement shall be terminable by the Investor without penalty or fee.

           (c) As a condition precedent to removing MRP as the Administrative Member, Investor shall either (1) cause the lender under any Company Financing to release the MRP Guarantors from any and all liability arising under all applicable Guaranties thereunder, for the period commencing from and after the date of removal of MRP as the Administrative Member, except for, and solely to the extent, such post-removal liability was caused by the post-removal gross negligence, misconduct, bad faith or affirmative wrongful acts of MRP or the MRP Guarantors or pre-removal actions of MRP or the MRP Guarantors, or (2) provide to the MRP Guarantors an indemnity, in form and substance reasonably acceptable to the MRP Guarantors (and from an indemnitor entity reasonably acceptable to the MRP Guarantors), from and against any and all liability arising under all applicable Guaranties thereunder, for the period commencing from and after the date of removal of MRP as the Administrative Member, except for, and solely to the extent, such post-removal liability was caused by the post-removal gross negligence, misconduct, bad faith or affirmative wrongful acts of MRP or the MRP Guarantors or pre-removal actions of MRP or the MRP Guarantors. If Investor or any other Person designated by Investor agrees (in its sole discretion) to execute and deliver a substitute guaranty in connection with obtaining a release pursuant to clause (1) of the preceding sentence, then (A) such Person shall be protected, indemnified and held harmless by the Company in the same manner as set forth in Section 5.4 with respect to the MRP Guarantors, mutatis mutandis, and (B) MRP shall, and shall cause the MRP Guarantors to, jointly and severally provide to such Person an indemnity, in form and substance reasonably acceptable to Investor, against any liability under the applicable replacement guaranties for events that arise after the removal of MRP as the Administrative Member, but solely to the extent such post-removal liability arose due to the post-removal gross negligence, misconduct, bad faith or affirmative wrongful acts of MRP or the MRP Guarantors or pre-removal actions of MRP or the MRP Guarantors.

      3.7 Standard of Conduct. Without limiting or diminishing any higher standard of conduct or different standard of conduct expressly provided for in this Agreement with regard to particular actions, decisions or approvals, each Member shall discharge such Member's duties as a Member (and, as applicable, Administrative Member), including in proposing, and in granting or denying approval to any proposed, Major Decisions (other than Extraordinary Decisions), in accordance with the following standard ("Standard of Conduct"): in good faith, in a manner such Member reasonably believes to be in the best interest of the Company and its Subsidiaries (if any), with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, with the reasonable belief that such action, decision or approval was within the scope of its authority under this Agreement, and, with regard to the handling of Company funds, as a fiduciary with the obligation strictly to account for all funds received or disbursed. Each Member shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by: (a) one (1) or more agents or employees of the Company whom the Member reasonably believes to be reliable and competent in the matters presented or (b) legal counsel, public accountants or other Persons as to matters the Member reasonably believes are within the Person's professional or expert competence. A Member shall not be personally liable to the Company, any Member or any third party for any action taken, or any failure to take action, as a Member, including as Administrative Member, for which the Company indemnifies such Member pursuant to Section 5.2. Notwithstanding the foregoing provisions of this Section 3.7 or any other provision in this Agreement, (i) the Standard of Conduct shall not apply, and each Member may act in its own best interest without consideration of the interests  of  the  Company  or  any  other Member, in all matters pertaining to
Section 10.8 and/or any Extraordinary Decisions, or any other decision stated in this Agreement to be subject to the "sole discretion" of a Member,

(ii) the Standard of Conduct shall not be construed to obligate any Member personally to incur any cost, liability or obligation that is not expressly the cost, liability or obligation of such Member under this Agreement, and (iii) the Standard of Conduct shall not apply to a Member with respect to any action or decision taken or made on the Company's (or Subsidiary's) behalf, which action or decision has been approved or ratified by all of the Members after reasonable disclosure of material information known by such Member, whether or not such action or decision requires the approval of all of the Members

      3.8 Effect of a Withdrawal Event. Upon (i) a Withdrawal Event or (ii) the conversion of the Interest of MRP to a Post-Withdrawal Interest, then automatically and without further act the Interest of MRP shall automatically be converted to a Post-Withdrawal Interest, which shall have all of the following attributes:

PAGE>


           (a) MRP will cease to serve as Administrative Member hereunder and Investor may designate itself or another Person to serve as Administrative Member;

           (b) MRP will cease to have the right to approve Major Decisions, other than the Major Decisions referenced in clause (ii) (and, to the extent applicable, clause (iii)) of Section 3.6(b)(1), above;

           (c) Notwithstanding the forfeiture of MRP's voting and/or approval rights, Investor will be required to continue to conduct itself in accordance with the Standard of Conduct provided for herein; and

           (d) Any right of MRP to receive Promote Distributions shall immediately terminate, and any such Promote Distributions shall thereafter be distributed to the Members (pro rata in proportion to their Percentage Interests); and

           (e) Investor shall have the right to terminate the Development Agreement.

                                    ARTICLE 4
                              VERTICAL CONSTRUCTION

      4.1 Actions prior to Vertical Construction. During the Development Period, MRP, as Administrative Member, shall use commercially reasonable and diligent efforts to cause the Company and/or Development Manager (pursuant to the Development Agreement) to take the actions described in Sections 4.2 through 4.9 so that the Company is in a position to commence and perform V ertical Construction of the Project by the Vertical Target Date.

      4.2 Design Documents.

           (a) MRP (either directly and/or through Development Manager) shall oversee preparation by the Architect (and any other applicable Design Professionals) of design development documents and construction documents for the Improvements ("Design Documents") within the time frames provided for under the Preliminary Development Schedule and in all events by the Vertical Target Date. The Design Documents shall be sufficient for the Company to apply for sitework-related Development Approvals, for the Construction Contractor to perform all required sitework in accordance therewith, and for the Company to apply for building permits, enter into the Construction Contract without material allowances (unless the Members elect to do so in their discretion), and provide all required construction details for the construction of the Improvements. The Design Documents shall be consistent with the Approved PUD and all applicable Legal Requirements, and shall further be subject to the written approval of MRP and Investor, which approval shall not be unreasonably withheld, conditioned or delayed. MRP may elect, from time to time, to engage in an informal process of providing drawings, design details and/or specifications to Investor on an interim basis, in order to obtain Investor input or approval before having the applicable design professional incorporate the same into a formal submission of the Design Documents to Investor for approval. Investor agrees to cooperate in responding expeditiously to such informal requests for approval, where practicable without extraordinary expense or burden.

           (b) Within seven (7) Business Days after its receipt of the Design Documents and/or any drawing, component, or element thereof (or modifications thereto),  accompanied  by  a  formal  written request for approval from MRP (an
"Approval  Request"),  the  recipient  Member(s)  shall  communicate its written approval or disapproval thereof to the other Member(s) (such written communication, an "Approval Response"). Failure of Investor to deliver a written disapproval within such seven (7) Business Day period shall be deemed to constitute Investor's approval of the applicable Approval Request, in its entirety.

           (c) MRP and Investor will confer with regard to each objection raised, discuss and evaluate the alternatives for addressing such objections, and cooperate in a mutual, good faith effort to achieve mutual, final approval of the Design Documents, as applicable, on as expeditious a basis as the parties can reasonably achieve under the circumstances (and, to the extent practicable, within a time frame shorter than the maximum time periods allowed hereunder).

      4.3 Development Approvals and Building Permits. Upon final approval of the Design Documents by MRP and Investor, MRP (either directly and/or through Development Manager) shall cause the Design Documents, to be submitted to the appropriate Governmental Authorities for review, approval and further processing, with the objective of securing all required Development Approvals and building permits within the time frames provided for under the Preliminary Development Schedule. MRP and Development Manager will provide Investor with copies of any and all submissions, resubmissions and other correspondence or written communications by the Company or Development Manager with, and any written materials, comments, proposed changes, approval letters and/or other written communications received from, Governmental Authorities in the review and processing of the Design Documents and any other materials submitted by the Company or Development Manager in connection with the Company's application for issuance of the Development Approvals and/or building permits. Other than de minimis modifications, all modifications to the Design Documents and/or other submissions made by the Company or Development Manager to Governmental
Authorities required or requested by D.C. Governmental Authorities in their review of in connection with seeking the Development Approvals and/or building permits, will be subject to the mutual review and approval of MRP and Investor, which approval shall not be unreasonably withheld, conditioned or delayed.

      4.4 Construction Financing.

           (a) During the Development Period, and within the time frames contemplated under the Preliminary Development Schedule, MRP shall use good faith and commercially reasonable efforts to seek, on behalf of the Company, nonrecourse construction financing in the Target Financing Amount, or such other amount as Investor and MRP may mutually agree (the

"Construction Financing"). The terms and conditions of any Construction Financing and all documents to be executed and delivered in connection with any Construction Financing shall be subject to the prior written approval of both MRP and Investor, which, except as provided in Section 4.4(b), shall not be unreasonably withheld, conditioned or delayed.

           (b) If, in connection with the Construction Financing, the Construction Lender requires that a Guaranty be delivered as a condition precedent thereto, MRP shall cause the MRP Guarantors to provide any such Guaranties, provided that the form and substance of each such Guaranty shall be consistent with generally prevailing market requirements or otherwise approved by MRP and the MRP Guarantors, in their sole discretion. In no event (i) shall the MRP Guarantors be required to provide a payment or repayment guaranty, or any guaranty other than the Guaranties described above in connection with the Construction Financing, or (ii) shall Investor or any Affiliate of Investor be required to provide any Guaranty, or payment or repayment guaranty, in connection with any Construction Financing.

      4.5 Construction Contract.

           (a) After completion of the Design Documents, and otherwise at a time consistent with the requirements of the applicable sections of the Preliminary Development Schedule, but in all events prior to the Vertical Target Date, MRP (either directly and/or through Development Manager) shall use good faith and commercially reasonable efforts to procure a guaranteed maximum price construction contract for construction of the Improvements in accordance with the Design Documents (as awarded, and as finally negotiated between the parties thereto, the "Construction Contract," whether one or more).

           (b) The contractor(s), the process for selection of the contractor(s), and the terms of the Construction Contract shall be subject to the prior written approval of Investor, which approval shall not be unreasonably withheld, conditioned or delayed. In general, such process may include the pre-selection of a mutually approved general contractor, with a requirement that competitive bidding take place at the subcontractor level, or the selection of a mutually approved general contractor based on competitive bidding that takes place at the prime contractor level, as mutually approved by MRP and Investor.

           (c) The parties acknowledge that Development Manager is responsible for managing the procurement process for the selection of the contractor, and the preparation and negotiation of the Construction Contract with such contractor (with the assistance of the Company's legal counsel), provided such selection and negotiation shall in all events be subject to the mutual approval of MRP and Investor (which approval will not be unreasonably withheld, conditioned or d elayed). As more fully provided for in the Development Agreement, Development Manager shall ensure that the Construction Contract is consistent with the Final Development Budget and Final Development Schedule, unless otherwise expressly approved by MRP and Investor (which approval may encompass the Company's agreement in the Construction Contract to the inclusion of material allowance items as to which the Company knowingly accepts a risk of price fluctuation for particular materials or items which are subject to such allowance).

           (d) In connection with seeking Investor approval of the Construction Contract, the selection of the general contractor, and/or the pricing, schedule and other financial and legal terms applicable thereto, MRP agrees to provide Investor with a formal written request for approval, accompanied by a true, correct and complete copy of the Construction Contract or other item as to which Investor's approval is being sought. If Investor wishes to disapprove of, or to express objections to, the contractor which MRP is recommending be selected, or to the pricing or other terms of any Construction Contract or other related document, or to any other aspect thereof, Investor shall provide a written notice to MRP stating such disapproval within seven (7) Business Days after its receipt of MRP's request for approval. Failure of Investor to deliver a written disapproval within such seven (7) Business Days after its receipt thereof shall be deemed to constitute Investor's approval of such written request for approval by MRP, in its entirety.

      4.6 Final Development Budget.

           (a) Attached hereto as Exhibit D is a budget setting forth MRP's good faith estimate of all Total Project Costs to be incurred in connection with the entitlement, design, development, Vertical Construction, and completion of the Improvements, as previously approved by Investor (the "Preliminary Development Budget"). From time to time, but at least monthly, MRP (either directly, or through Development Manager) shall prepare and submit to Investor for its approval (which shall not be unreasonably withheld, conditioned or delayed) updates to the Preliminary Development Budget, which shall include updates to the estimated Development Costs of the Project as of such time (if any). Each update to the Preliminary Development Budget shall be in a format consistent with the previous Preliminary Development Budget and reasonably satisfactory to MRP and Investor, and shall reflect all anticipated Development Costs for the Project.

           (b) MRP, in conjunction with Investor, will continue to update the Preliminary Development Budget in accordance with Section 4.6(a) until the commencement of Vertical Construction. The final updated Preliminary Development Budget approved (in accordance with Section 4.6(a)) as of satisfaction of the Vertical Construction Contingencies described in Section 4.10(a)(4), will be deemed the "Final Development Budget" for all purposes hereof. Once adopted, the Final Development Budget may be amended only as expressly provided in accordance with Section 6.4.

           (c) Except as otherwise expressly provided for in this Agreement and/or the Development Agreement (including Section 6.4(c) and Section 6.4(d)), neither MRP nor Development Manager will be authorized to make any expenditure that is not provided for in the then approved Preliminary Development Budget. The Development Agreement will require Development Manager to (i) update the Company and Investor on the status of the Company's compliance with each applicable approved Preliminary Development Budget, including the Final

Development Budget, (ii) track all budgeted items, and (iii) provide to Owner a written analysis of actual vs. budgeted costs as part of a monthly progress report required during prior to Stabilization.

           (d) MRP shall keep complete and accurate books and records relating to the Development Costs, and such books and records shall be open and available to Investor for inspection, copying and audit during normal business hours, provided Investor gives not less than two (2) Business Days prior notice to MRP of the time and date upon which Investor proposes to perform such inspection and/or audit. In addition, until Stabilization, MRP shall provide to Investor, on or before the fifteenth (15th) day of each month, a report showing (on a reasonably itemized basis) all Development Costs which have been paid by MRP or any MRP Affiliate (and credited as part of MRP's Capital Contribution to the Company), or by the Company, through the end of the preceding month.

      4.7  Final Development Schedule.

           (a) Attached hereto as Exhibit E, is a preliminary development schedule for the development and construction of the Project (the "Preliminary Development Schedule"). From time to time during the Development Period, but at least monthly, MRP (either directly or through Development Manager) shall prepare and submit to Investor for its review and approval (which shall not be unreasonably withheld, conditioned or delayed) updates to the Preliminary Development Schedule, which shall show in detail MRP's most recent good faith estimate for the timing of those items on the Preliminary Development Schedule. The form and degree of detail of each update to the Preliminary Development Schedule shall be subject to the mutual approval of MRP and Investor, and shall include the various activities that MRP and/or Development Manager expect to be undertaken in connection with the Project, the parties responsible for such activities, the approximate timing of the commencement and completion of such activities, and the interrelationship of such activities.

           (b) MRP and Development Manager, in conjunction with Investor, will continue to update the Preliminary Development Schedule in accordance with
Section 4.7(a) until commencement of Vertical Construction. The final updated Preliminary Development Schedule approved as of satisfaction of the Vertical Construction Contingency described in Section 4.10(a)(5) shall be deemed the "Final Development Schedule." Any additional amendments or modifications to the Final Development Schedule shall be subject to the prior written approval of MRP and Investor (not be unreasonably withheld, conditioned or delayed).

      4.8 Completion of Equity.

           (a) From time to time during the Development Period, Investor and MRP, each acting reasonably and in good faith, shall, upon the request of either Investor or MRP, mutually determine the amount of the total Capital Contributions that will be required in connection with the Project that are in excess of the Initial Capital Contributions otherwise required to be advanced by Investor and MRP pursuant to Section 7.1(a)-(c) ("Projected Additional Capital Contributions").

           (b) At any time prior to the satisfaction of all of the Vertical Construction Contingencies, Investor and MRP shall each have the right to elect to provide all or a portion of the Projected Additional Capital Contributions pursuant to Section 7.1(d), utilizing the process described in this Section 4.8 in each instance in which new or additional Projected Additional Capital Contributions would be required in order to pay all costs provided for under the then approved Preliminary Development Budget. Upon making a determination that Projected Additional Capital Contributions are required, and determining the total amount anticipated to be required, either MRP or Investor will have the right to send a notice (a "Projected Capital Funding Notice") to all of the Members identifying the need for Projected Additional Capital Contributions, specifying the aggregate amount thereof and the basis or reasons why such Projected Additional Capital Contributions are anticipated to be required, and requesting that the Members each indicate whether it will agree to provide some or all of the Projected Additional Capital Contributions requested in such Projected Capital Funding Notice (and if it will, specifying the exact amount that such Member will agree to contribute). Within seven (7) Business Days after its receipt of such Projected Capital Funding Notice, Investor and MRP shall each deliver a written notice to each other and to the Development Manager indicating whether it will elect to make any Projected Additional Capital
Contributions, and if so, stating the amount of Projected Additional Capital Contributions that such Member is agreeing to provide. The failure of either Investor or MRP to deliver such notice shall be deemed its election not to make any such Projected Additional Capital Contribution. If either Investor or MRP
(as applicable, an "Electing Member"), or both, elect to provide all or a portion of the Projected Additional Capital Contributions, then the amount each such Electing Member shall be obligated to contribute shall be as follows:

               (1) If the aggregate amount of the Projected Additional Capital Contributions proposed to be contributed from the Electing Member (or Electing Members, if applicable), collectively, is less than or equal to the total amount of the Projected Additional Capital Contributions requested under the applicable Projected Capital Funding Notice, then each such Electing Member shall contribute its elected amount of the Projected Additional Contributions as a Mandatory Capital Contribution;

               (2) If the aggregate amount of the Projected Additional Capital Contributions proposed to be contributed from the Electing Members, collectively, is greater than the total amount of the Projected Additional Capital Contributions requested under the applicable Projected Capital Funding Notice, then (i) first, each Electing Member shall contribute, as a Mandatory Capital Contribution, the maximum amount it has agreed to provide up to the amount necessary so as to maintain the same relative Percentage Interests between Investor and MRP as existed immediately prior to such Projected Capital Funding Notice, and (ii) second, if the aggregate amount contributed by both Electing Members pursuant to subclause (i) is less than the aggregate amount of the Projected Additional Capital Contributions, then the

Electing Member who has agreed to contribute more than its relative percentage interest of the total Projected Additional Capital Contributions under subclause
(i) shall contribute, as a Mandatory Capital Contribution, the remaining amount of Projected Additional Capital Contributions.

           (c) The Members acknowledge and agree that (i) as of the Effective Date neither Investor nor MRP has made any commitment, agreement or undertaking to make any Projected Additional Capital Contribution, (ii) Investor and MRP shall each be obligated to make Projected Additional Capital Contributions only if and to the extent it expressly elects to make such Projected Additional Capital Contributions by written notice given pursuant to Section 4.8(b), and
(iii)  the  election  (or  deemed  election)  by Investor and/or MRP pursuant to
Section 4.8(b) not to make any Projected Additional Capital Contributions shall not constitute a default under this Agreement.

           (d)  Unless Investor and MRP, collectively, elect to provide 100% (or more) of the Projected Additional Capital Contributions requested in a Projected Capital Funding Notice pursuant to the process described in Section 4.8(b), then Investor and MRP, each acting reasonably and in good faith, shall endeavor to identify an investor (a "Funding Investor") that is mutually acceptable to them, and that is willing to provide the Projected Additional Capital Contributions that Investor and MRP are unwilling or unable to provide (either through an equity investment in the Company, or through a mezzanine loan, provided the same is permitted under the terms of the Company's Construction Financing). After mutually approving the identity of a Funding Investor, MRP and Investor will (1) cooperate with one another to negotiate the terms of an equity investment or mezzanine  loan  with  such  Funding  Investor (including any amendments to this
Agreement that are required in connection therewith), (2) use commercially reasonable efforts to achieve the most advantageous terms and conditions for such equity investment or mezzanine loan under then applicable market conditions, and (3) provided all of the other Vertical Construction Contingencies have been satisfied or waived by MRP and Investor, admit such Funding Investor to the Company (or a Subsidiary) as a Member under the approved terms of such equity investment, or, if applicable, consummate a mezzanine loan with Funding Investor under the approved terms for such mezzanine loan, concurrently with the Company's closing under the Construction Loan. The final terms of any equity investment or mezzanine loan under this Section 4.8(d) will be subject to the mutual approval of Investor and MRP, which approval will not be unreasonably withheld, conditioned or delayed. If this Section 4.8(d) is applicable, then consummating closing on the admission of the Funding Investor to the Company (or a Subsidiary), or consummating closing on a mezzanine loan with the Funding Investor, as applicable, shall constitute an additional Vertical Construction Contingency hereunder.

      4.9  Other Development Activities.

           (a) During the Development Period, MRP (either directly, and/or through Development Manager) shall cause to be undertaken by the appropriate parties, such as the Design Professional, construction contractors, service contractors or other Persons, all other activities which are reasonably required to prepare the Property for commencement of Vertical Construction within thirty (30) days after the Members approve such commencement of Vertical Construction (or commencement of Vertical Construction is otherwise authorized pursuant to this Article 4). All such matters shall be subject to the prior written approval of Investor, which approval shall not be unreasonably withheld, conditioned or delayed.

      4.10 Vertical Construction Contingencies.

           (a) For purposes of this Agreement, the "Vertical Construction Contingencies" shall be:

               (1) Approval, in accordance with Section 4.2, of the Design Documents necessary to commence Vertical Construction;

               (2) Issuance (or the immediate availability of) all Development Approvals and building permits necessary to commence Vertical Construction;

               (3) Approval, in accordance with Section 4.5, of the Construction Contract, and the willingness of the construction contractor thereunder to execute and deliver the same;

               (4) Approval, in accordance with Section 4.6, of the Final Development Budget;

               (5) Approval, in accordance with Section 4.7, of the Final Development Schedule;

               (6) Approval, in accordance with Section 4.4, of all loan documentation for the Construction Financing, and the willingness of the Lender thereunder to execute and deliver the same;

               (7) Consummation of the Land Contribution by Investor to Company pursuant to Section 7.6; and

               (8) The commitment of Investor, MRP and/or a Funding Investor (if applicable) to provide all of the Projected Additional Equity Contribution required pursuant to Section 4.8.

           (b) Upon the determination by either MRP or Investor that the Vertical Construction Contingencies have been satisfied, MRP or Investor, as applicable, may notify the other Member in writing of the same ("Vertical Contingencies Notice"). Within fifteen (15) days after receipt of the Vertical Contingencies Notice, the receiving Member shall notify the sending Member whether it concurs with the determination that the Vertical Construction Contingencies have been satisfied (and the failure of the receiving Member to send such notice shall be deemed its concurrence). If the Members disagree on whether the Vertical Construction

Contingencies have been satisfied, the dispute shall be settled by binding arbitration pursuant to Exhibit B and Section 4.14. If the Members determine that the Vertical Construction Contingencies have been satisfied, either through agreement or arbitration, then the provisions of Sections 4.11 shall apply.

           (c) If the Vertical Construction Contingencies are not satisfied by the Vertical Target Date (as the same may be extended from time to time pursuant to this Agreement), either by agreement or by arbitration, and such failure is not the result of a default by MRP in its obligations under this Agreement, then Investor shall elect, at its option, either (i) to extend the Vertical Target Date for a period of three (3) months, or (ii) to convert the Interest of MRP from that of Administrative Member and Member of the Company to the holder of a Post-Withdrawal Interest, as more fully provided for in Section 3.8. Investor shall notify MRP in writing of such election within fifteen (15) days after the Vertical Target Date, and any failure of Investor to provide such notice shall be deemed its election pursuant to the foregoing clause (i). If Investor makes the election described in the foregoing clause (ii), then MRP may elect, at its option, to initiate the Put of its Interest to Investor pursuant to Section
4.12. MRP shall notify Investor in writing of such election within fifteen (15) days after MRP's receipt of Investor election pursuant to the foregoing clause
(ii).

           (d) If the Vertical Construction Contingencies are not satisfied by the Vertical Target Date (as the same may be extended from time to time pursuant to this Agreement), as determined either by agreement or by arbitration, and such failure is the result of a default by MRP in its obligations under this Agreement, then the same shall constitute a Manager Removal Event within the meaning of this Agreement and FRP shall have the right to exercise all rights and remedies available under this Agreement, or at law or in equity.

            (e) If the Vertical Construction Contingencies are not satisfied by the Vertical Target Date (as the same may be extended from time to time pursuant to this Agreement), as determined either by agreement or by arbitration, and such failure is the result of a default by Investor in its obligations under this Agreement, then MRP shall have the right to exercise all rights and remedies available under this Agreement, or at law or in equity.

      4.11 Satisfaction of Vertical Construction Contingencies; Notice to Proceed. If the Vertical Construction Contingencies are satisfied by the Vertical Target Date (as determined either by agreement or arbitration), then within fifteen (15) days after the Members have determined (either by agreement or by arbitration) that the Vertical Construction Contingencies have been satisfied ("Vertical Decision Period"), each Member may notify the other in writing ("Notice to Proceed") that it approves commencement of Vertical
Construction. If both Members issue a Notice to Proceed, then MRP (either directly and/or through Development Manager) shall promptly proceed with Vertical Construction. If both Members do not issue a Notice to Proceed, then the following shall apply

           (a) If neither Investor nor MRP issues a Notice to Proceed , then the Vertical Target Date shall automatically extend for a period of three (3) months.

           (b) If only MRP issues a Notice to Proceed, then within fifteen (15) days after expiration of the Vertical Decision Period, MRP may elect, by written notice to Investor, either (i) to initiate the Put of its Interest to Investor pursuant to Section 4.12 , or (ii) to extend the Vertical Target Date for a period of three (3) months. If MRP does not notify Investor of its election, then it shall be deemed to have elected to extend the Vertical Target Date for a period of three (3) months.

           (c)  If only Investor issues a Notice to Proceed, then within fifteen
(15) days after expiration of the Vertical Decision Period, Investor may elect, by written notice to MRP, (i) to initiate the Call of MRP's interest pursuant to
Section 4.12, (ii) to convert the Interest of MRP from that of Administrative Member and Member of the Company to the holder of a Post-Withdrawal Interest, as more fully provided for in Section 3.8, or (iii) to extend the Vertical Target Date for a period of three (3) months. If Investor does not notify MRP of its election, then it shall be deemed to have elected to extend the Vertical Target Date for a period of three (3) months.

      4.12 Put/Call. MRP shall have the right to require Investor to purchase MRP's Interest ("Put") and Investor shall have the right to require MRP to sell MRP's Interest ("Call") pursuant to this Section 4.12. This Section 4.12 shall only apply where this Agreement expressly provides that MRP has the right to exercise the Put or Investor has the right to exercise the Call.

           (a) If MRP or Investor (as applicable, "Initiating Member") provides notice ("Put/Call Notice") to the other pursuant to Section 4.10 or 4.11 that it is exercising the Put or Call, then within fifteen (15) days after the date of the Put/Call Notice the Initiating Member shall notify the other Member ("Non-Initiating Member") in writing ("Valuation Notice") of its good faith determination of the gross fair market value of the Property ("Total Asset Value"). If the Non-Initiating Member does not agree with the Total Asset Value set forth in the Valuation Notice, and the Members are unable to informally reach agreement on the Total Asset Value within fifteen (15) days after the Non-Initiating Member's receipt of the Valuation Notice, then the Non-Initiating Member may invoke the valuation procedures set forth in Exhibit C, in which event the Total Asset Value shall be determined pursuant to Exhibit C. If the Non-Initiating Member does not invoke the valuation procedures set forth in Exhibit C by written notice to the Initiating Member delivered prior to the expiration of such fifteen (15) day period, then the Total Asset Value shall be as set forth in the Valuation Notice. The purchase price ("Put/Call Price") to be paid by Investor to MRP at the Put/Call Closing shall be that amount that MRP would receive if such assets were sold for the Total Asset Value, the Company liquidated pursuant to Section 11.3, and the proceeds of such liquidation were distributed to the Members in accordance with Section 9.1, hereof, except that MRP shall not receive Promote Distributions and Promote Distributions shall be instead be distributed to the Members in proportion to their Percentage Interests.

           (b) Closing on the Put or Call ("Put/Call Closing") shall occur on such date as Investor shall designate by not less than five (5) days prior written notice to MRP, but in no event later than ninety (90) day after the date on which the Total Asset Value shall have been determined pursuant to Section 4.12(a). At the Put/Call Closing:

               (1) Investor shall pay to MRP the Put/Call Price by wire transfer of immediately available funds.

               (2) Simultaneously with the receipt of the Put-Call Price, MRP shall execute and deliver all documents as may be reasonably necessary or appropriate to effect (a) the Sale of its Interest to Investor (or its designees) free and clear of all liens and encumbrances, and (b) the withdrawal of MRP as a Member of the Company.

               (3) MRP shall pay all closing costs incurred in connection with the Sale of its Interest that are customarily paid by a seller of real property in the jurisdiction in Washington, D.C., and Investor shall pay all closing costs incurred in connection with the purchase of such Interest that are customarily paid by the purchaser of real property in Washington, D.C. MRP and Investor shall each pay the fees and expenses of their own legal counsel.

               (4) If MRP defaults in the performance of its obligations under this Section 4.12, Investor may exercise such rights and remedies as may be available at law or in equity, including specific performance. If Investor defaults in the performance of its obligations under this Section 4.12, MRP may exercise such rights and remedies as may be available at law or in equity, including specific performance.

      4.13  Limitations.  Subject  to  the ultimate responsibility of the Design
Professionals and, to the extent applicable, any contractors performing construction of the Improvements, for compliance of the Design Documents (and the Improvements constructed pursuant thereto) with ADA and other applicable laws, rules and regulations (including site plan requirements or height variances, if any, with respect to the height of buildings constructed as part of the Project) (the foregoing "Construction Compliance Requirements"), MRP shall use reasonable efforts to cause Development Manager, in its review and development of the Design Documents with the Design Professionals, and in monitoring the performance of construction work by general contractor, to identify (and, if and when identified, to inform the Company and Investor of) any observed inconsistencies or non-conformities between the Improvements, as designed and/or constructed, and any Construction Compliance Requirements applicable thereto. Without limiting the foregoing, and although MRP (either directly or through Development Manager) shall continue to be responsible (a) for overseeing the Design Professionals in the preparation, submission and processing of the Design Documents (including the responsibility to review and comment upon plans and/or drawings prepared by the Design Professionals, and to coordinate any Member approvals associated therewith, prior to the Design Documents being submitted or resubmitted to Governmental Authorities), and (b) for using diligent efforts to adhere to the Preliminary Development Schedule and Preliminary Development Budget in connection with all of its Development Period supervisory obligations hereunder, Investor acknowledges and/or agrees:

           (a) that (1) neither MRP nor Development Manager is a licensed civil engineer or licensed architect, (2) neither MRP nor Development Manager is responsible for performing any design services, (3) neither MRP nor Development Manager will have control or charge of (or be responsible for) construction or construction means, methods, techniques, sequences or procedures, and (4) subject to MRP's compliance with the Standard of Care and Development Manager's compliance with its duties and responsibilities, and the standards applicable to the performance of its development services, under the Development Agreement, MRP and Development Manager are not warranting to Investor or the Company that the Design Documents comply (or will comply) with applicable Legal Requirements, be free from errors or omissions by the Design Professionals, or otherwise be sufficient for their intended purposes, and neither MRP nor Development Manager will be responsible for the failure of the any Design Professional, Traffic Consultant,
Environmental Consultant, construction contractor or other contractor, subcontractor or consultant of the Company to carry out its or their respective duties and obligations in accordance with its or their respective contracts (and Investor and the Company will look solely to the Design Professionals, and such contractors and consultants, for any claims arising out of any errors or omissions, or other professional liability, in the preparation of the Design Documents, traffic studies, environmental assessments and remediation services, and to the Construction Contractor(s) for any claims for breach of the Construction Contract(s) or for warranty claims arising out of defects in labor or materials associated with the construction of the Improvements); and

           (b) that (1) the process of seeking and obtaining approval of the Design Documents is subject to unforeseeable events, variables and other sources of potential delay (beyond so-called "normal processing periods") which are beyond the reasonable control of a developer, and may be unrelated to any fault on the part of MRP, Development Manager, the Design Professionals or any of the Company's other contractors and consultants, (2) that the dates provided for in the Preliminary Development Schedule constitute a projection or estimate, based on MRP's and Development Manager's best professional judgment, of the likely time periods for achieving various Development Period milestones (and while the Preliminary Development Schedule will be used to measure timely performance of certain activities described therein, subject to the terms, limitations and any adjustments or automatic extensions that are applicable thereto, the Preliminary Development Schedule does not constitute a final Development Schedule, and will be subject to modification and adjustment as provided for herein), and (3) as long as MRP and Development Manager continue to use commercially reasonable and diligent efforts to cause the Project (and all of the constituent components thereof) to adhere to the Preliminary Development Schedule (as modified and/or adjusted pursuant hereto), the failure to achieve milestone dates set forth therein shall not constitute or be construed as a breach or default by MRP of its obligations hereunder, or by Development Manager of its obligations under the Development Agreement; and

           (c) without in any manner obviating MRP's duties and responsibilities during the Development Period under this Article 4, MRP is not guaranteeing (1) the availability of financing, (2) the availability of, or the cost that will be required in order to obtain final approval of, all final entitlements and approvals for the Project, and/or (3) subject to Section 5.8(b), the ultimate cost of completing the Project.

           (d) None of the foregoing provisions will be construed to supersede any provisions of this Agreement which address the responsibilities of MRP and/or Investor, if any, with respect to Cost Overruns.

      4.14 Disputes. Any disputes between the Members with respect to any matter under this Article 4 shall be settled by binding arbitration pursuant to Exhibit B in the same manner as Expedited Major Decisions; provided that this Section
4.14 shall not apply to matters deemed approved or deemed disapproved under the terms of this Article 4.

                                    ARTICLE 5
                           RIGHTS AND DUTIES OF MEMBERS

      5.1  Other Activities of the Members.

           (a) Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Members or any other Person employed by, related to or in any way Affiliated with any Member shall have any duty or obligation to disclose or offer to the Company or the Members, or obtain for the benefit of the Company or the Members, any other activity or venture or interest therein. None of the Company, the Members, the creditors of the Company or any other Person having any interest in the Company shall have (a) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way Affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (b) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

           (b) Notwithstanding Section 5.1(a), from the Effective Date until Stabilization, neither MRP nor any Person which is controlled by the MRP Principals or in which the MRP Principals have, directly or indirectly, more than a one percent (1%) beneficial interest, shall acquire, lease or develop, or provide leasing or development services as a direct or indirect owner or co-owner, or on a fee for services basis, for or with respect to any real estate of which the principal use is (or planned to be) multifamily rental in the Ballpark District; provided that the foregoing shall not prohibit MRP or such other Person from acquiring, leasing or managing a multifamily rental building in which at least ninety percent (90%) of the individual units have previously been leased to, or occupied by, third party tenants.

           (c) Notwithstanding Section 5.1(a), from the Effective Date until the earlier of Stabilization or March 1, 2016, neither Investor nor any Investor Affiliate shall commence construction on Phase 2 of the Approved PUD (as defined therein) for the principal use of multifamily rental.

      5.2 Indemnification.

           (a) Except as expressly provided in this Agreement or the Contribution Agreement to the contrary, no Member (and no officer, director, partner, member, manager, employee, consultant or agent of the Member; and reference in this Section 5.2(a) to Member shall be deemed to include each of the foregoing) shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (i) any act performed within the scope of the authority conferred on such Member by this Agreement except for the gross negligence or willful misconduct of such Member or its Affiliate, (ii) such Member's failure or refusal to perform any act, except those required by the terms of this Agreement (taking into account all applicable limitations herein on remedies for failure to perform certain acts, such as failing to fund optional additional Capital Contributions requested by the Administrative Member, and taking into account any applicable cure period provided for herein),
(iii) such Member's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (iv) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith or pursuant to the express authority. Nothing in this Section 5.2 shall affect the liability of any Affiliate of a Member in its performance of services for the Company, which will be governed by the express terms of the Affiliate Contract with such Affiliated agent, consultant or broker;

           (b) To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Member shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement actually incurred by such Member in connection with such action, suit or proceeding) by virtue of its status as Member or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence or willful misconduct of such Member or its Affiliate or the material breach or contravention of this Agreement or an Affiliate Contract by such Member or its Affiliate (taking into account any applicable cure period provided for herein). The indemnification provided by this Section 5.2(b) shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company) on account thereof; and

           (c) To the fullest extent permitted by law, each Member shall defend and indemnify the Company and the other Members against, and shall hold it and them harmless from, any damage, loss, liability, or expense, including reasonable attorneys' fees (but excluding consequential, exemplary or punitive damages of any kind), as and when incurred by the Company or the other Members in connection with or resulting from such indemnifying Member's (or its Affiliate's) gross negligence, willful misconduct or bad faith or a material breach of this Agreement.

      5.3 Compensation of Members and Their Affiliates.

           (a) Except as set forth in Section 5.3(b), no Member, nor any of their respective Affiliates, shall be entitled to compensation from the Company in connection with any matter that may be undertaken in connection with the fulfillment of its duties and responsibilities hereunder.

           (b) The Members and/or their Affiliates shall be entitled to the following compensation:

               (1) Development Manager shall be entitled to a development fee in an amount equal to Two Million Eight Hundred Seventy Four Thousand Four Hundred Eighty-Seven and 00/100 Dollars ($2,874,487.00) (the "Development Fee"), which will be payable as set forth in the Development Agreement.

               (2)   If   approved   by   the   Members  as  a  Major  Decision,
Administrative Member or its Affiliate may serve as the property manager for the Property at market rates of compensation.

               (3) During any time in which Administrative Member or its Affiliate is not serving as property manager for the Property, the Company shall pay Administrative Member an asset management fee in the amount of 0.25% of the gross operating revenues actually received by the Company in respect of the operation of the Property (with such gross operating revenues to be as defined in the property management agreement for the Property).

      5.4  Company Financing and Guaranties.

           (a) It is the intention of the Members (i) to seek Construction Financing in the Target Financing Amount in accordance with Section 4.4(a), (ii) to seek a permanent loan in an amount approved by the Members which is approximately 70% of the fair market value of the Project after Stabilization,
(iii) to refinance such permanent loan, and any refinancing thereof, from time to time as necessary or appropriate, and (iv) to provide in the Loan Documents for all Company Financings that the Lender recognize all rights of the Members to Transfer their Interests as and to the extent provided for under this
Agreement. Any such Company Financing shall be obtained from one or more unrelated third parties, including banks, financial institutions, CMBS lending sources, and other sources of commercial financing, on market terms and conditions (including market-based loan-to-value/loan-to-budget ratio requirements, term to maturity, amortization periods and applicable interest rates, fees and other expenses payable thereunder). The terms and conditions of any Company Financing and all documents to be executed and delivered in connection with any Company Financing shall be subject to the prior written approval of both MRP and Investor, which shall not be unreasonably withheld, conditioned or delayed.

           (b) The MRP Guarantors shall provide any Guaranties required by the lender in connection with any Company Financing, provided that the form and substance of each such Guaranty shall be consistent with generally prevailing market requirements or otherwise approved by MRP and the MRP Guarantors, in their sole discretion. In no event (i) shall the MRP Guarantors be required to provide a payment or repayment guaranty, or any guaranty other than the Guaranties described above in connection with the Company Financing, or (ii) shall Investor or any Affiliate of Investor be required to provide any Guaranty, or payment or repayment guaranty, in connection with any Company Financing.

           (c) If any MRP Guarantor or other guarantor of Company Financing executes a Guaranty (including, to the extent applicable, and at their discretion, a payment or repayment guaranty), then both Members, and all such Guarantors, will, simultaneously with the execution and delivery of such Guaranties, enter into a Guaranty Cost Sharing Agreement in the form attached as Exhibit F, hereto, which provides for certain contribution and indemnification rights and obligations with respect to any liabilities which might arise in favor of the Lender under any of the Guaranties (the "Guaranty Cost Sharing Agreement"). The terms of the Guaranty Cost Sharing Agreement, which are incorporated herein by this reference, shall govern all rights of contribution and indemnity between and among the Members, the MRP Guarantors and the Company arising in connection with the Guaranties, and any amounts paid or payable pursuant thereto or in defending the enforcement thereof.

      5.5 Dealing with Members.

           (a)  Subject  to any approval requirements associated therewith under
Section 3.2, and any provisions of this Agreement concerning the enforcement of Affiliate Contracts against Member Affiliates, the fact that a Member, Member Affiliate, or any officer, director, employee, partner, member, manager, consultant or agent of a Member or Member Affiliate, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or from or to whom the Company may buy or sell any property or have other business dealings, shall not prohibit the Company from employing such Person or from dealing with him or it to procure necessary services that would otherwise be required from third party providers, on customary, arm's length equivalent terms and at competitive rates of compensation, and neither the Company nor any of the other Members shall have any right in or to any income or profits derived therefrom by reason of this Agreement. If the non-affiliated Member approves any business dealing between the Company or a Subsidiary and a Member or Member Affiliate, such business dealing shall be conclusively deemed to meet the standard of the preceding sentence.

           (b) The Development Agreement shall be terminable by the Non-Administrative Member, on behalf of the Company, without any penalty or fee, upon (a) the Sale of the Property, (b) any material breach or default on the part of Development Manager under the Development Agreement that is not cured after written notice from the Company or Investor and the expiration of the applicable cure periods set forth therein, and (c) following a Withdrawal Event or Manager Removal Event. The Non-Administrative Member shall have the right to exercise all rights and remedies of the Company under the Development Agreement with respect to any breach or default on the part of Development Manager thereunder.

      5.6 Use of Company Property. No Member shall make use of the funds or property of the Company, or assign its rights to specific Company property, other than for the business or benefit of the Company.

      5.7 Designation of Tax Matters Member. The Tax Matters Member shall act as the "tax matters partner" of the Company within the meaning of Section 6231(a)(7) of the Code and in any similar capacity under applicable state or local tax law. All reasonable out-of-pocket expenses incurred by the Tax Matters Member while acting in such capacity shall be paid or reimbursed by the Company.

      5.8  Provisions Relating to Cost Overruns.

           (a) Funding. The Members anticipate that through advances made under the Construction Financing, and the Mandatory Capital Contributions required hereunder, there will be sufficient funds to pay all Total Project Costs. To this end, the Members agree that they shall, to the fullest extent permitted under the Construction Loan Documents, but subject to Section 5.8(b), seek approval by the Construction Lender to apply amounts in the Construction Financing's contingency line item, plus any cost savings realized under other line items within the approved budget under such Construction Financing (the "Loan Budget"), to pay Cost Overruns or other Development Costs. Nevertheless, if at any time or from time to time after all Mandatory Capital Contributions have been fully funded hereunder, the Company requires additional funds to pay Development Costs, then subject to Section 5.8(b), either Member will have the right to cause the Company to issue a Capital Call for Additional Capital Contributions to the Members pursuant to Section 7.2.

           (b) Exception. Notwithstanding Section 5.8(a) to the contrary, in the event that there are Cost Overruns attributable to the gross negligence or willful misconduct of MRP, Development Manager or another MRP Affiliate, then MRP shall advance the amount required to pay such Cost Overrun (in which event the amount so advanced will not be credited as an Additional Capital Contribution by MRP to the Company).

           (c) Additional Provisions. In any instance in which the Members approve a change order, a Budget amendment which involves an increase in scope or other Budget increase that requires funding in excess of what it is available under the Loan, or a contract or lease which involves expenditures in excess of those provided for in the Final Development Budget or, if applicable, other applicable Budget hereunder, then (i) such increase in Development Costs or other costs and expenses shall not constitute a Cost Overrun within the meaning of this Agreement (and instead, a modification to the applicable Budget will automatically be deemed to have taken effect upon such approval having been given), and (ii) such approval by the Members shall be deemed to constitute a covenant by each Member to contribute an Additional Capital Contribution pursuant to Section 7.2 to pay its share of such increase.

                                    ARTICLE 6

                       BOOKS AND RECORDS; ANNUAL REPORTS

      6.1 Books of Account. At all times during the continuance of the Company, the Administrative Member shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company and any Subsidiary. Such books shall be kept on the basis of the Fiscal Year in accordance with generally accepted accounting principles as adopted by Investor's parent company and as to which Administrative Member is given reasonable advance notice.

      6.2 Availability of Books and Records. All of the books of account referred to in Section 6.1, together with an executed copy of this Agreement and the Certificate, and any amendments thereto, and all other books and records of the Company shall be open to the inspection, examination and copying by any Members or their representatives during normal business hours. 6.3 Financial Reports.

           (a) For each Fiscal Year, the Administrative Member shall send to each Person who was a Member at any time during such Fiscal Year, within ninety
(90) days after the end of such Fiscal Year, annual financial statements of the Company including a balance sheet as of the end of such Fiscal Year and statements of profit and loss, changes in financial position, and distributions to the Members for that Fiscal Year, all as prepared in accordance with income tax principles, and a statement showing allocations to the Members of taxable income, gains, losses, deductions and credits; and at the option of Investor, such annual financial statements shall be audited at the Company's expense by the Company's independent public accountants, which shall be Hancock & Askew LLP, or such other accounting firm as may be approved by Investor (provided that, if Investor requests such audit, then the 90-day period provided for above shall automatically be extended as necessary for the auditing firm to complete the audit, provided MRP delivers an unaudited annual financial statement and backup for the audit to the auditing firm within the original 90-day period).

           (b) For each month, the Administrative Member shall send to each Person who was a Member at any time during such month, within thirty (30) days after the end of such month, monthly financial statements of the Company, including a balance sheet as of the end of the month, and statements of profit and loss, changes in financial position, and distributions to the Members for that month, all prepared in accordance with an accounting method approved by Investor.

           (c) For each Fiscal Year, the Administrative Member shall send to each Person who was a Member at any time during such Fiscal Year a completed IRS Schedule K-1, as soon as practicable and in any event not later than sixty (60) days after the end of such Fiscal Year, with time being of the essence with respect thereto.

           (d) From time to time upon request of any Member, the Administrative

Member shall provide to such Member such other, existing information concerning the Company in Administrative Member's possession, custody or control, as may reasonably be requested by any Member, including such information as is necessary for the preparation of each Member's federal, state and local income or other tax returns.

           (e) For each month from the Effective Date until Stabilization, the Administrative Member shall send to each Person who was a Member during such month on or before the fifteenth (15th) day of each month, a report showing all Development Costs which have been paid by MRP or any MRP Affiliate (and credited as part of MRP's Capital Contribution to the Company), or by the Company, through the end of the preceding month.

      6.4 Budgets.

           (a) Section 4.6 shall govern the obligations and responsibilities of MRP and Investor with respect to a budget for the Property prior to commencement of Vertical Construction and the approval of the Final Development Budget in connection therewith.

           (b) On or before the date that is six (6) months prior to the projected date for substantial completion of the Improvements, and on or before October 15 of each year thereafter, the Administrative Member shall prepare and submit for the next calendar year (or for the remainder of the calendar year following substantial completion in the case of the first year) in a form reasonably acceptable to the Non-Administrative Member, a budget for the Project setting forth (i) proposed operating and capital expenditures to be made in such year with respect to the Project, (ii) the estimated receipts, expenditures, escrow deposits and Reserves for each year on a monthly basis, showing the expected sources of funds and (iii) the estimated Distributable Cash attributable to such year and the respective estimated amounts thereof that are expected to be distributed to the Members pursuant to Section 9.1. The Members shall use their good faith efforts to reach agreement on the final form of the budget no later than 60 days after the submission of the proposed budget to the Members by the Administrative Member, and upon such approval by the Members, which approval shall not be unreasonably withheld, conditioned or delayed, such budget shall be the "Operating Budget" for the Company with respect to the Project for the period covered thereby unless expressly amended in accordance with the terms of this Section 6.4. Until such time as an Operating Budget shall be approved by the Members for a particular year, the most recent Operating Budget or the Final Development Budget, as applicable, (prorated, if needed, to reflect a full calendar year) shall serve as the Operating Budget for such calendar year provided that (i) any nonrecurring expenditure in such prior Operating Budget or the Final Development Budget, as applicable, shall be excluded, and (ii) non-controllable expenses (such as taxes, insurance premiums, utility consumption charges, and the like) shall be deemed included in the amounts actually expended for the applicable period. From time to time, the Administrative Member shall propose an update to the then current Operating Budget or the Final Development Budget, as applicable, at any time when the Administrative Member becomes aware of any facts or circumstances that make the Operating Budget or the Final Development Budget, as applicable, incorrect, incomplete or outdated, and if and when the Members unanimously approve any revision to the Operating Budget or the Final Development Budget, as applicable, which approval shall not be unreasonably withheld, conditioned or delayed, then such approved revised development budget shall become the "Operating Budget" or the Final Development Budget, as applicable, for purposes of this Agreement. Upon adopting any Operating Budget or the Final Development Budget, as applicable, the Administrative Member will use commercially reasonable and diligent efforts to cause the Company to operate within the limits of that Operating Budget or the Final Development Budget, as applicable (but subject, in all events, to the provisions of Section 3.2(j) and Section 6.4(d)).

           (c) Administrative Member shall (i) use commercially reasonable efforts to avoid causing the actual costs of operation and management of the
Project  to  exceed  the  applicable  approved  Operating  Budget  (or the Final
Development Budget, as applicable) either in total or in any one accounting category, and (ii) subject to the exceptions to pre-approval stated in the proviso within Section 3.2(j), secure the prior written approval of the other Member before causing the Company to expend, obligating the Company for or approving any Company expenditure in connection with the operation and management of the Project that would result in a line item or category in the Operating Budget (or the Final Development Budget, as applicable) being exceeded by the greater of (i) $10,000, or (ii) five percent (5%) of such line item or category.

           (d) Administrative Member shall use commercially reasonable efforts to avoid causing Development Costs to exceed the Total Project Costs provided for in the Final Development Budget (either in total or in any line item of the Final Development Budget), and shall secure the prior written approval of the other Member before causing the Company to expend, obligating the Company for or approving any Company expenditure in connection with Vertical Construction that would result in (i) a line item or category in the Final Development Budget being exceeded by: (A) $10,000 in any one instance, and (B) the greater of (1) $25,000 or (2) five percent (5%) of such line item or category, in the aggregate, or (ii) such expenditure or proposed expenditure, together with all other expenditures or reasonably anticipated proposed expenditures which have not otherwise been Approved, in the aggregate, exceeding the aggregate applicable to the Final Development Budget by more than $250,000. In connection therewith, Administrative Member shall have the right, subject to Investor approval (not to be unreasonably withheld, conditioned or delayed) (i) to transfer realized cost savings achieved in any one line item of the Final Development Budget to any other line item as long as the line item where the savings have been achieved has been closed out,
(ii) to transfer amounts available from the contingency line item in the Final Development Budget to another line item in the Final Development Budget having excess costs, and (iii) to implement other line item reallocations within the Final Development Budget in order to avoid Cost Overruns. Notwithstanding the foregoing provisions of this Section 6.4(d), if any provision of the loan documents evidencing any Company Financing (including the Construction Financing) is more restrictive than the foregoing provisions, the provisions contained in the allocable loan documents shall govern.

           (e) In connection with any capital improvements (but not capital repairs or replacements, which will be accounted for in the Company's annual Operating Budget) to be made as part of the Project, whether as part of a general renovation program, a future development opportunity within the Project, the expansion of any existing building or improvement, any major leasehold construction and/or any other capital improvement project, in each case involving a total cost in excess of $50,000.00, the Administrative Member shall prepare a proposed capital budget for the same (with the level of detail being commensurate with the scope and estimated cost of the Project, and the degree of budgeting information actually available to the Administrative Member at the time such budget is being prepared and submitted, to be updated and refined as more accurate information becomes available) (a "Capital Budget"), and shall submit such Capital Budget to Investor for approval (which will not be unreasonably withheld, conditioned or delayed). Once approved, such Capital Budget will be an approved Budget within the meaning of this Agreement (and Administrative Member will be authorized, subject to any other Major Decision requirements applicable to the specific capital improvements, lease or other transaction(s) giving rise to the preparation of such Capital Budget, to incur and pay the costs provided for in such Capital Budget).

      6.5 Accounting Expenses. All reasonable out-of-pocket expenses payable to Persons who are not Members, Member Affiliates and/or employees of Members or Member Affiliates, in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal and local tax and information returns required to implement the provisions of this Agreement, or required by any Governmental Authority with jurisdiction over the Company, shall be borne by the Company as an ordinary expense of its business (and paid by the Company to the applicable Person(s) within a reasonable time period after written demand or request).

      6.6 Company Bank Accounts. The Administrative Member shall arrange to maintain the Company's cash deposits in one or more segregated accounts held for the Company's business, which accounts, to the extent reasonably practicable, shall be interest bearing, and which accounts shall only be at such bank or other depositary institution as may be approved by the Non-Administrative Member in advance. If required by the Non-Administrative Member, each bank account maintained on behalf of the Company shall require that a representative of Investor has signature authority.

                                    ARTICLE 7
                              CAPITAL CONTRIBUTIONS

      7.1 Initial Capital Contributions. The Members confirm that on the Effective Date, the Members have made the following contributions to the Company (collectively, "Initial Capital Contributions", which term shall include any other capital contributions which are deemed to constitute Initial Capital Contributions under the express provisions of this Agreement):

           (a) Investor has contributed and/or been credited with the contribution of (i) equitable title to the Land (subject to an obligation to contribute, by conveyance, legal and equitable fee simple title to the Company by Contribution Deed pursuant to the provisions of Section 7.6 (a), below, with a deemed and agreed gross fair market value, and initial Book Value as of the Effective Date, of $13,486,500.00 ("Contributed Land"), plus (ii) the sum of $0.00, representing Development Costs advanced prior to the Effective Date by Investor for the benefit of the Company (which amount has been mutually approved by the Members) plus (iii) the amount of $4,665.27, representing proration amounts credited to Investor under the Contribution Agreement, plus (iv) $3,096.04, representing the amount credited to Investor under Section 2.2(c) of the Contribution Agreement. In no event will Investor receive any additional credit for a Capital Contribution in respect of the Contributed Land due to the subsequent conveyance of legal and equitable fee simple title to the Contributed Land by such Contribution Deed.

           (b) MRP has contributed and/or been credited with the contribution of
(i) an amount equal to $866,372.19, representing Development Costs advanced prior to the Effective Date by MRP (which amount has been mutually approved by the Members), plus (ii) the amount of $0.00, representing proration amounts credited to MRP under the Contribution Agreement, plus (iii) the amount of $384,912.70, representing the amount MRP contributed on behalf of the Company to pay amounts due in connection with the closing under the Contribution Agreement.

           (c) In addition to the Initial Capital Contributions credited to Investor and MRP pursuant to Sections 7.1(a) and 7.1(b), but as part of the obligation to make an Initial Capital Contribution to the Company, MRP shall advance 100% of the sums required to pay Development Costs, operating expenses, capital expenditures, debt service payments, or any other additional cash needs associated with the Project that are encompassed within a Budget, or are otherwise required or permitted pursuant to this Agreement, until such time as the aggregate amount of Initial Capital Contributions credited to MRP equals $4,000,000.00. Such advances shall be treated as part of MRP's Initial Capital Contribution hereunder as and when made.

           (d) In addition to the Initial Capital Contributions credited to Investor and MRP pursuant to Sections 7.1(a) and 7.1(b), but as part of the obligation to make an Initial Capital Contribution to the Company, after MRP shall have made its Initial Capital Contribution pursuant to Section 7.1(c), if Investor and/or MRP shall have elected pursuant to Section 4.8(b) to advance any Projected Additional Capital Contributions, Investor and/or MRP, as applicable, shall advance in accordance with Section 4.8(b) 100% of the sums required to pay Development Costs, operating expenses, capital expenditures, debt service payments, or any other additional cash needs associated with the Project that are encompassed within a Budget, or are otherwise required or permitted pursuant to this Agreement, until such time as the aggregate amount of Initial Capital Contributions credited to Investor and/or MRP pursuant to this Section 7.1(d) equals the Projected Additional Capital Contributions which Investor and/or MRP has committed to advance pursuant to Section 4.8(b). Such advances shall be treated as part of the Initial Capital Contribution of Investor or MRP hereunder as and when made. In the case of advances by Investor, such amounts shall be advanced by Investor to the Company in accordance with the notice and time periods provided in Section 7.2, mutatis mutandis. For clarity, neither Investor nor MRP shall have any obligation to contribute Projected Additional Capital Contributions pursuant to this Section 7.1(d) unless and to the extent it shall have elected in writing in accordance with
Section 4.8(b) to contribute

the same.

           (e) The amounts required to be contributed on an ongoing basis by MRP pursuant to Section 7.1(c) and by Investor and/or MRP pursuant to Section 7.1(d) shall constitute "Mandatory Capital Contributions". In addition to any other express remedy provided for herein, both the Company and the other Member shall have the right to bring a legal action against MRP or Investor, as applicable (the "Defaulting Member") to recover the unfunded amount of any Mandatory Capital Contributions, plus interest thereon at the Applicable Rate, and costs of collection, including reasonable attorneys' fees and court costs. If the unfunded amount of a Mandatory Capital Contribution was previously funded by the other Member as a Special Capital Contribution or Priority Loan pursuant to
Section 7.3, then any net amount recovered by the Company or the other Member in a direct legal action against the Defaulting Member (after reimbursement of costs of collection and reasonable attorneys' fees incurred by the Company of other Member in such action) shall be paid over to Member(s) which provided such Special Capital Contribution or Priority Loan on behalf of the Defaulting Member, in full or partial satisfaction thereof (as applicable).

      7.2  Additional  Capital Contributions. Subject to the limitations of this
Section 7.2, after MRP and Investor shall have advanced all of its Mandatory Capital Contributions, at such times as the Company requires additional cash to pay Development Costs, operating expenses, capital expenditures, debt service payments, or any other additional cash needs associated with the Project that are encompassed within a Budget, or are otherwise required or permitted pursuant to this Agreement, either Member may notify the other Member in writing of the amount of the additional funds so required and the date (not earlier than ten
(10) Business Days following the date of such notice, unless the amount in question is being requested on a more expedited basis in order to pay amounts needed to avoid defaulting under a Company Financing, Loan Document, Lease or other contractual obligation, or in order for the Company to come into compliance with, or cure the Company's violation of, any Legal Requirements, or otherwise to avoid the imminent potential of damage or injury to persons or property, referred to hereafter as an "Emergency Capital Call", in which event such ten (10) Business Day period will be reduced to five (5) Business Days ) on which such funds are due and payable to the Company (each such notice pursuant to this Section 7.2, a "Capital Call"). On or before the date set forth in a Capital Call, each Member shall advance to the Company its proportionate share (based on its Percentage Interest) of the additional funds so required, as a Capital Contribution (each, an "Additional Capital Contribution"). Any Member may deliver its Capital Contribution in escrow or via a similar method so that the Company will receive such Capital Contribution only if the other Member fully funds its corresponding required Capital Contribution.

      7.3 Failure to Fund Mandatory Capital and Additional Capital.

           (a) If any Member shall fail timely to make a Mandatory Capital Contribution or an Additional Capital Contribution pursuant to Section 7.1(c),
Section 7.1(d) or Section 7.2 (any such Member is hereinafter referred to as a "Non-Funding Member"), then in addition to the remedy provided for in Section 7.1(e), if applicable, the Administrative Member (or at its option, the Non-Administrative Member) shall immediately give notice of such failure to all other Members, including the amount not funded by the Non-Funding Member (such amount is hereinafter referred to as the "Failed Funding"). Within ten (10) Business Days (or five (5) Business Days, for an Emergency Capital Call) after receiving notice of such failure, the Member that is not in default with respect to such Capital Call ("Funding Member") may, in its sole and absolute discretion, (i) require the Company to repay all or part of the Funding Member's corresponding Additional Capital Contribution that was made in accordance with
Section 7.2 (together with a return thereon calculated at the Applicable Rate), or (ii) advance to the Company an amount equal to all, but not less than all, of such Failed Funding. If the Funding Member fails, within such ten (10) (or, if applicable, five (5)) Business Day period, to advance to the Company an amount equal to the Failed Funding, then it shall be deemed to have elected to proceed under clause (i) of the preceding sentence. If the Funding Member elects to proceed under such clause (i) and if, for any reason, the Funding Member's corresponding Additional Capital Contribution is not returned on the due date as set forth in the applicable Capital Call (unless the failure to return such Additional Capital Contribution was due to the Funding Member's failure as Administrative Member, or as sole Member with check-signing authority, to cause the Company to make such payment in a timely manner), then such corresponding Additional Capital Contribution shall be treated as a loan from the Funding Member to the Company, made on such due date, and earning interest at the Applicable Rate until paid in full, and the amount of such Additional Capital Contribution, including interest, shall be fully repaid prior to (i) any distributions to Members by the Company or (ii) and fees being paid to Members or their Affiliates pursuant to Section 5.3. The "Applicable Rate" means twenty-five percent (25%) per annum, compounded monthly, but not more than the maximum amount allowable under applicable law.

           (b)  If  any  Funding  Member  timely  proceeds  under clause (ii) of
Section 7.3(a), then the sum of the Funding Member's corresponding Additional Capital Contribution (if applicable) and the amount of the Failed Funding, in the aggregate, shall, at the option of the Funding Member, be treated as either
(i) a loan from the Funding Member to the Company ("Priority Loan"), which shall be repaid, with interest thereon, as described in Section 7.3(c), or (ii) a "Special Capital Contribution", which shall be treated as described in Section 7.3(d).

           (c) Priority Loans shall bear interest from time to time at a rate per annum equal to twenty-five percent (25%) per annum, compounded monthly, but not more than the maximum amount allowable under applicable law. Accrued interest on all Priority Loans shall be paid monthly from Distributable Cash (pro rata in proportion to the amount of interest accrued if there is more than one Member with Priority Loans) prior to the any distribution of Distributable Cash to the Members pursuant to Section 9.1 or Section 11.3(c). If after the payment of such interest there remains any Distributable Cash, then the principal on all Priority Loans shall be paid monthly from the remaining Distributable Cash (pro rata in proportion to the amount of interest accrued if there is more than one Member with Priority
Loans)  prior  to the any distribution to the Members pursuant to Section 9.1 or
Section 11.3(c).

           (d) If a Funding Member elects to treat the funding as a Special Capital Contribution, then effective on the date of such Special Capital Contribution (which shall be the date of the Funding Member's written notice of election to the Non-Funding Member pursuant to Section 7.3(b)), and notwithstanding anything to the contrary in this Agreement:

               (1) the Percentage Interest of the Funding Member shall be increased (but not above 100%) in accordance with the following dilution formula:

FMPI = (FMCC + (FMSCC*2.0)) / FMCC + FMSCC + NFMCC

        where:

        FMPI is the Funding Member's Percentage Interest after such date;

        FMCC is the total Capital Contributions (in cash or agreed Book Value) that have been made on or before such date by the Funding Member pursuant to Section 7.1 or 7.2 (but excluding Special Capital Contributions);

        FMSCC is the total Special Capital Contributions that have been made on or before such date by the Funding Member; and

        NFMCC is the total Capital Contributions (in cash or agreed Book Value) that have been made on or before such date by the Non-Funding Member pursuant to Section 7.1 or 7.2 (but excluding Special Capital Contributions);

               (2) the Percentage Interest of the Non-Funding Member shall be reduced to equal 100% minus the Percentage Interest of the Funding Member.

      7.4 Capital of the Company. Except as otherwise expressly provided for in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any Company property (other than cash) in return for its Capital Contribution. No Member shall be entitled to make a Capital Contribution to the Company except as expressly authorized by this Agreement.

      7.5 Limited Liability of Members. All debts and obligations of the Company shall be paid or discharged solely with the assets of the Company and none of the Members shall be obligated to pay or discharge such debts or obligations except to the extent required by applicable law. For the avoidance of doubt, no Member shall be liable for the return of the Capital Contribution of any other Member.

      7.6 Conveyance of Fee Simple Title. The Members have agreed to defer the transfer of fee simple title to the Land by Investor to the Company in order to provide maximum flexibility and efficiency to make a future change in the capitalization of the Company in a manner that minimizes transfer and recordation taxes to the extent reasonably possible. Investor shall transfer fee simple title to the Land to the Company, subject only to the Permitted Exceptions, upon the earliest to occur of the following ("Fee Transfer Date"): (i) the date that is ten (10) business days after written notice from either Investor or MRP to the other directing such party to transfer the Land to the Company pursuant to this
Section 7.6, (ii) the date that Company consummates the closing of Construction Financing, or (iii) the date upon which commencement of Vertical Construction occurs.

           (a) On the Fee Transfer Date, Investor shall execute and deliver to the Company (i) a deed in the form attached as Exhibit D to the Contribution Agreement, subject only to the Permitted Exceptions ("Contribution Deed"), (ii) a title affidavit and gap indemnity, in customary form reasonably satisfactory to the Title Company and FRP, with respect to mechanics' liens, parties in possession and unrecorded instruments, (iii) written evidence of termination of the Ground Lease (if requested by Title Company or MRP), and (iv) such evidence of power and authority of Investor as may be reasonably required by the Title Company. In addition, unless the same has been recorded by Investor or its affiliates prior to the Fee Transfer Date, Investor shall cause the REA to be recorded prior to recordation of the Contribution Deed.

           (b) The Company shall pay all title insurance premiums and related costs and all District of Columbia transfer and recordation taxes and fees applicable to the recording of the Contribution Deed.

           (c) The Members agree that the normal and customary costs of ownership of the Land were prorated as of the Effective Date so no such costs will be prorated as of the Fee Transfer Date.

           (d) The Members agree that the value of the Land was reflected in Investor's Capital Account and Initial Capital Contribution on the Effective Date, so Investor's Capital Account and Capital Contributions shall not be further adjusted on the Fee Transfer Date as a result of the transfer of the Land to the Company. In addition, if Investor fails to consummate (or to cause FRP to consummate) the Land Contribution on the Fee Transfer Date in accordance with the requirements of this Section 7.6, then MRP shall be entitled to all rights and remedies at law or in equity, including the right to specific performance of FRP's obligation to consummate the Land Contribution (or to cause the Company to invoke against FRP a right to specific performance of FRP's obligation to consummate the Land Contribution), and to recover actual damages, losses, costs and expenses (including its reasonable attorneys' fees and court costs) incurred, suffered or sustained by MRP and/or the Company as a result of such failure by FRP and/or Investor (provided that the amount of damages, losses, costs and expenses paid or payable to MRP or the Company by Investor or FRP under this Section 7.6(d) will not be treated as a Capital Contribution to the Company by Investor under this Agreement). Notwithstanding, the foregoing provisions to the contrary, if Investor permanently fails to consummate (or to cause FRP to consummate) the Land Contribution on or after the Fee Transfer Date as required under this Section 7.6, and specific performance is either unavailable, or ceases to be practicable as a remedy because title to the Land has been impaired, then the amount of Capital Contributions credited to Investor under
Section 7.1(a), above, will be reduced by the gross value of the Contributed Land provided for under Section 7.1(a)(i), above, retroactive to the date such Capital Contribution was first credited to Investor (including for purposes of calculating any Preferred Return accruing in favor of Investor under this Agreement, and in calculating distributions to be made in respect of capital contributions made by the Members to the Company).

           (e) The Members agree to operate the Land in the ordinary course, and in accordance with all Legal Requirements, during the period between the Effective Date and the Fee Transfer Date, subject to any decisions with respect thereto that are made in accordance with the governance provisions of this Agreement. Except to the extent of any liens or title exceptions arising due to the acts or omissions of MRP or the Company during such period, Investor shall be responsible for ensuring that the only title matters applicable to the Land at Closing will be the Permitted Exceptions, and that no new title matters or title exceptions will be recorded against (or encumber) the Land unless the same have been approved by the Members as a Major Decision hereunder (and Investor shall cause all such non-Permitted Exceptions to be satisfied, released and/or removed of record and in fact prior to the Fee Transfer Date, at Investor's sole expense), provided that if any non-Permitted Exceptions arise after the Effective Date and prior to the Fee Transfer Date due to the acts or omissions of MRP or the Company during such period, then MRP or the Company (as applicable) shall be responsible for causing all such non-Permitted Exceptions to be satisfied, released and/or removed of record and in fact prior to the Fee Transfer Date, at MRP's or the Company's (as applicable) sole expense.

           (f) Without limiting any other rights or remedies provided for under this Agreement for Investor's failure to consummate the Land Contribution in accordance with this Section 7.6, Investor and MRP hereby agree that Investor's obligation to cause the Land Contribution to be consummated as and when required under this Section 7.6 shall be enforceable by either MRP or the Company through an action for specific performance of such obligation.

                                    ARTICLE 8
                            CAPITAL ACCOUNTS, PROFITS
                            AND LOSSES AND ALLOCATIONS

      8.1 Capital Accounts.

           (a) The Company shall maintain a Capital Account for each Member in accordance with federal income tax accounting principles. Each Member's Capital Account shall be credited as of the Effective Date with an amount equal to its Initial Capital Contribution(s) (in cash or agreed Book Value) pursuant to
Section 7.1(a) and (b).

           (b) The Capital Account of each Member shall be increased by (i) the amount of any cash and the agreed Book Value, as determined by the Members, of any property (net of liabilities encumbering such property) as of the date of contribution contributed as a Capital Contribution to the capital of the Company by such Member after the Effective Date and (ii) the amount of any income, gain and Profit allocated to such Member pursuant to this Agreement. The Capital
Account of each Member shall be decreased by (i) the amount of any Loss and items of loss or deduction allocated to such Member and (ii) the amount of distributions to such Member. In all respects, the Member's Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulations
Section 1.704-1(b)(2)(iv)(f).

           (c)  Immediately  after the Initial Capital Contributions pursuant to
Section 7.1(a) and (b) on the Effective Date, the Members' Capital Accounts will be in the ratio of 8.49% for MRP and 91.51% for Investor.

           (d) A transferee of all (or a portion) of an Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

           (e) If any Member has a deficit balance in its Capital Account at any time, including upon liquidation of the Company, such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

      8.2 Profits and Losses.

           (a) As used in this Agreement, "Profit" and "Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period, determined in accordance with
Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

               (1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

               (2) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as a Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss;

               (3) In the event the Book Value of any Company asset is adjusted pursuant to the definition of Book Value in Article 1, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss for the Fiscal Year in which such adjustment occurs;

               (4) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

               (5) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing federal taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

               (6) Notwithstanding any other provision, any items which are specially allocated pursuant to Section 8.2(e) hereof shall not be taken into account in computing Profit or Loss. Nevertheless, such items shall be taken into account in adjusting Capital Accounts pursuant to Section 8.1 hereof.

           (b) Pursuant to Treasury Regulations Section 1.1245-1(e), to the extent the Company recognizes gain as a result of a sale, exchange or other disposition of Company assets which is taxable as ordinary income under Code
Section 1245 or Code Section 1250, such ordinary income shall be allocated among the Members in the same proportion as the depreciation giving rise to such ordinary income was allocable among the Members. In no event, however, shall any Member be allocated ordinary income hereunder in excess of the amount of gain allocated to the Member under this Agreement. Any ordinary income that is not allocated to a Member due to the gain limitation described in the previous sentence shall be allocated among those Members whose shares of total gain on the sale, exchange or other disposition of the property exceed their share of depreciation from the Company assets, in proportion to their relative shares of the total allocable gain.

           (c) If any Member transfers all or any part of its Interest during any Fiscal Year or its Interest is increased or decreased, items of income, gain, loss, deduction, Profit and Loss attributable to such Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Members, as the case may be, using any equitable method selected by the Administrative Member and approved by all Members that is permissible under the Code and applicable regulations thereunder.

           (d) For each Fiscal Year of the Company, after adjusting each Member's Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 8.2(e) with respect to such Fiscal Year, all Profit and Loss shall be allocated to the Members' Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall equal, as nearly as possible, (a) the amount that would be distributed to such Member in a Hypothetical

Liquidation at the end of the last day of such Fiscal Year, minus (b) the sum of
(i) such Member's share of Partnership Minimum Gain (as determined according to

Treasury Regulations Sections 1.704-2(d) and (g)(3)) and Partner Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(i)) and (ii) the amount, if any, such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year, provided, however, that no Loss may be allocated to a Member to the extent such an allocation would result in an Adjusted Capital Account Deficit for such Member.

           (e) Notwithstanding any other provision of this Agreement:

               (i) Nonrecourse Deductions. Nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) for each Fiscal Year shall be allocated to the Members in the ratio of their Percentage Interests;

               (ii) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or in Partner Nonrecourse Debt Minimum Gain during a Company Fiscal Year, the Members shall be allocated items of Company income and gain in accordance with Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4);

               (iii) Limitation on Loss Allocations and Qualified Income Offset. A Member shall not be allocated items of loss or deduction to the extent such an allocation would cause or increase a deficit Capital Account balance for such Member as of the close of any taxable year in excess of the amount of such balance the Member is obligated or deemed obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) or 1.704-2(i)(5). In determining the Capital Account balance of a Member for this purpose, adjustments, allocations and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be taken into account. Any items of loss and deduction not allocated to a Member under this Section 7.2(e)(iii) shall be allocated first, to the remaining Members with positive Capital Account balances (as adjusted in accordance with the preceding sentence and after adding back each Member's share of company minimum gain and partner nonrecourse debt minimum gain determined pursuant to Treasury Regulations
Sections 1.704-2(g)(1) and 1.704-2(i)(5)), in proportion to, and to the extent of, such positive Capital Account balances and thereafter, as provided in applicable Treasury Regulations. If a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in a negative Capital Account balance in excess of any deficit balance which the Member is obligated or deemed obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) or 1.704-2(i)(5), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain) shall be allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. This Section 8.2(e)(iii) is intended to comply with the qualified income offset requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith;

               (iv) Member Nonrecourse Deductions. Any partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) for each Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i); and

               (v) Curative Allocations.

                    (1) Regulatory Curative Allocations. The special allocations set forth in Sections 8.2(e)(i) through (iv) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 8.2(e)(v)(1). Therefore, notwithstanding any other provision of this Article 8 (other than the Regulatory Allocations), the Administrative Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 8.2(d) and (e). In applying this Section 8.2(e)(v)(1), the Administrative Member shall take into account future Regulatory Allocations under Section 8.2(e)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 8.2(e)(i) and (iv).

                    (2) Audit Adjustment Curative Allocations. In the event there is a final administrative or judicial determination for federal income tax purposes for any taxable year that changes the Capital Account balances of the Members from the Capital Account balances for such taxable year as previously computed by the Company (an "Adjustment"), then, notwithstanding anything contained in Section 8.2(d) and (e) hereof, items of Profit, Loss, income, gain, loss and deduction for that taxable year and, if necessary, subsequent taxable years, shall be allocated among the Members so that, to the extent possible, the Capital Account balances of the Members (taking into account such Adjustment) for that taxable year, and all subsequent taxable years, are the same as they would have been had such Adjustment not occurred. The reallocation described in the preceding sentence shall not be made to the extent that the Adjustment constitutes the correction of an arithmetic or computational error.

           (f) Allocations with Respect to Contributed Property; Book Value Adjustments.

               (i) Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction (and any item thereof) with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation at the time of contribution between the adjusted basis of such property to the Company for federal income tax purposes and the Book Value of the contributed property. Any allocations required under this Section 8.2(f)(i) shall be made using one of the methods set forth in the Treasury Regulations under Code Section 704(c), as determined by the Administrative Member and approved by the Non-Administrative Member (and, subject to the second sentence of Section 7.6(d), above, the Contributed Land shall be deemed to constitute contributed property for purposes of this subsection between the Effective Date and the Fee Transfer Date);

               (ii) Book Value Adjustments. In the event the Book Value of any Company property is adjusted so as to differ from its adjusted basis for federal income tax purposes, subsequent allocations of income, gain, loss and deduction (and any item thereof) with respect to such asset shall, in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4), take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any allocations required under this Section 8.2(f)(i) shall be made using one of methods set forth in the Treasury Regulations under Code Section 704(c), as determined by the Administrative Member and approved by the Non-Administrative Member; and

               (iii) Tax Allocations Only. Allocations pursuant to this Section 8.2(f) are solely for tax purposes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profit, Loss or other items, or distributions pursuant to any provision of this Agreement.

                                    ARTICLE 9
                        DISTRIBUTIONS OF DISTRIBUTABLE CASH

      9.1 Distributions.

           (a) Subject to Section 7.3(a), Section 7.3(c) and Section 9.1(b), the Company shall pay or distribute Distributable Cash to the Members, on such schedule as is approved by Investor (but in no event less than quarterly if Distributable Cash is available to be distributed), as follows:

               (i) First, if any one or more Members have any Unpaid Preferred Return as of the date of such distribution, then to the Members, pro rata in proportion to their respective Unpaid Preferred Returns, until each Member's Unpaid Preferred Return has been reduced to zero;

               (ii) Second, if any one or more Members have an Unrecovered Capital Contribution as of the date of such distribution, then to the Members, as a return of capital, pro rata in proportion to their respective Unrecovered Capital Contributions, until each Member's Unrecovered Capital Contribution has been reduced to zero;

               (iii) Third, (A) eighty percent (80%) to the Members (pro rata in proportion to their Percentage Interests) and (B) twenty percent (20%) to MRP, until the Investor has achieved an overall IRR of seventeen percent (17%), calculated as of the date of such distribution and taking into account all payments and distributions through and including such date;

               (iv) Fourth, (A) seventy percent (70%) to the Members (pro rata in proportion to their Percentage Interests) and (B) thirty percent (30%) to MRP, until the Investor has achieved an overall IRR of twenty percent (20%), calculated as of the date of such distribution and taking into account all payments and distributions through and including such date; and

               (v) Thereafter, (A) sixty percent (60%) to the Members (pro rata in proportion to their Percentage Interests) and (B) forty percent (40%) to MRP.

           (b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate any applicable law or the terms of any Loan Documents.

                                    ARTICLE 10
                          TRANSFER OF COMPANY INTERESTS

      10.1 Limitations on Transfer of Interests by Members.

           (a) No Member shall engage in or permit any Transfer with respect to its Interest unless and then only to the extent expressly permitted in this
Article 10. Any purported Transfer in violation of this Article 10 shall be void, and shall not bind the Company.

           (b) No Member shall, without the prior written consent of all Members, authorize, cause or permit any Transfer with respect to its Interest if such Transfer would cause a default under any of the Loan Documents or other material agreement binding upon the Company or any of its properties, provided that the Members will use all reasonable and diligent efforts to secure as part of the terms of the Loan Documents therefor, the agreement of the lender providing Company Financing to recognize the rights of the Members to make any other Transfer which is permitted by right under Section 10.1(c).

           (c) Notwithstanding Section 10.1(a), but subject to
Section 10.1(b):

               (1) Prior to Stabilization, MRP may, without obtaining the approval of the Company or any Member, cause or permit an indirect Transfer of its Interest (i.e., the ownership interests within the MRP Member, but not the Interest itself) so long as (i) the Interest remains Controlled by the MRP Principals (and the MRP Principals at all times include both Robert Murphy and Frederick Rothmeijer, except to the extent one, but not both, of such individuals ceases to be an MRP Principal because of death, disability or incapacity), (ii) not less than fifty percent (51%) of the beneficial ownership of the Interest, including fifty-one percent (51%) of the capital and profits of the Interest, remains owned, directly or indirectly, by the MRP Principals, and
(iii)  such  Transfer  is  consistent with and does not violate Section 10.1(b),
Section 10.1(d) and the applicable provisions of Section 10.2.

               (2) From and after Stabilization, MRP may, without obtaining the approval of the Company or any Member, cause or permit an indirect Transfer of its Interest (i.e., the ownership interests within the MRP Member, but not the Interest itself) so long as (i) the Interest remains Controlled by the MRP Principals (and the MRP Principals at all times include at least one of Robert Murphy and Frederick Rothmeijer), and (ii) such Transfer is consistent with and does not violate Section 10.1(b), Section 10.1(d) and the applicable provisions of Section 10.2.

               (3) Prior to Stabilization, Investor may, without obtaining the approval of the Company or any Member, cause or permit a Transfer with respect to its Interest so long as (i) immediately after the Transfer, the Person that owns the subject Interest is Controlled by Florida Rock and majority owned (directly or indirectly) by Florida Rock, (ii) at all times, only one Person directly owns the entire Interest held by Investor and any permitted transferee of Investor, and (iii) such Transfer is consistent with and does not violate
Section 10.1(b), Section 10.1(d) and the applicable provisions of Section 10.2.

               (4) From and after Stabilization, Investor may, without obtaining the approval of the Company or any Member, cause or permit a Transfer affecting its Interest so long as (i) immediately after the Transfer, the Person that owns the subject Interest is Controlled by Florida Rock, (ii) at all times, only one Person directly owns the entire Interest held by Investor and any permitted transferee of Investor, and (iii) such Transfer is consistent with and does not violate Section 10.1(b),

Section 10.1(d) and the applicable provisions of Section 10.2.

           (d) If any Transfer pursuant to this Section 10.1, either alone or when aggregated with other Transfers permitted under this Article 10, shall result in the imposition of any state or local recordation or transfer tax or other similar tax on transfers of economic interests in entities that own real property, then (i) the transferor and transferee shall be jointly and severally liable for such tax, and (ii) each transferor and transferee shall jointly and severally indemnify and hold the Company (and the other Members) harmless from any liability for, or arising out of, such tax.

           (e) If the Company elects to sell or otherwise dispose of all or substantially all of the Company Assets, then the Members agree to cooperate with any structure that would facilitate such Sale or disposition in a manner advantageous to the Company, including a Transfer of all of the Interests, or a merger or consolidation of or with the Company, and any such transaction may be approved by the Members with the same vote or consent as would be required to approve a Sale or disposition of the Company Assets by the Company under this Agreement.

      10.2 General Transfer Provisions.

           (a) Unless otherwise provided in a particular section of this Article 10 the following provisions apply to any permitted Transfer of an Interest:

               (1) the "Selling Member" means the Member that is transferring and selling its Interest;

               (2) the "Purchasing Member" means the Member or other Person that is acquiring and purchasing the Interest;

               (3) the "Non-Selling Member" means, in the case of a Sale of an Interest, the Member other than the Selling Member; and

               (4) the "Closing" means the closing of any Transfer permitted by this Agreement.

           (b) Any Transfer of a direct Interest permitted under this Article 10 shall be evidenced by an instrument of assignment in form and substance reasonably satisfactory to the Administrative Member and Non-Administrative Member under which the transferor transfers all rights and obligations hereunder that are allocable to the transferred Interest, and the transferee assumes all such rights and obligations. Without limitation, such assignment shall also provide that the transferee of such Interest: (i) agrees to be bound by all the terms of this Agreement applicable to the transferor with respect to the Interest transferred; and (ii) assumes and agrees to perform and comply with all obligations of the transferor arising from and after the time of such Transfer. Upon compliance with all of the terms hereof, the Purchasing Member shall be substituted as a Member in respect of such acquired Interest and, if required by applicable law, the Administrative Member promptly thereafter shall cause to be filed with the proper authorities an amendment to the Certificate in order to reflect such change and take such similar action as may be required.

           (c) An executed counterpart of each document executed pursuant to this Article 10 shall be delivered to the Non-Selling Member, the Selling Member, the Purchasing Member and the Company.

           (d) A permitted Transfer of an Interest or any other permitted Transfer shall not terminate the Company. No Transfer will be permitted if such Transfer would result in the Company being a "publicly-traded partnership", within the meaning of the Code and the regulations thereunder, or an entity taxable as a corporation or as an association or otherwise being treated as a taxable entity for United States federal income tax purposes, unless otherwise agreed to by all of the Members.

           (e) It is the intent of the parties to this Agreement that the requirements or obligations, if any, of a Member or the Company to make any Transfer in accordance with the provisions of this Agreement, or of a Member to refrain from making any Transfer not permitted by this Agreement, shall be enforceable by an action for specific performance of a contract relating to the purchase of real property or an interest therein or by an action for injunctive relief, respectively.

           (f) Any and all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Company in connection with effectuating such Transfer and the admission of the Purchaser as a Member shall be paid or caused to be paid by the Seller. It is expressly agreed that each Member shall otherwise be responsible for its own out-of-pocket costs and expenses relating to such Transfer.

           (g) In applying and interpreting any provision of this Agreement in which the context assumes that there are two, but not more than two, Members in the Company, (i) MRP and any transferees of MRP (other than Investor or its Affiliate) shall collectively be treated as a single Member with the rights and obligations of MRP hereunder and (ii) Investor and any transferees of Investor (other than MRP or its Affiliate) shall collectively be treated as a single Member with the rights and obligations of Investor hereunder. This paragraph is not intended to permit partial transfers of Interest that are not otherwise permitted under this Agreement.

      10.3 Remedy for Impermissible Transfer. In the event that a Member or a holder of a direct or indirect interest in such Member shall purport to transfer its interest or part thereof in a manner not permitted hereunder, then, without limiting any other remedies available hereunder or at law, the other Member may, at its option, declare such purported Transfer void pursuant to Section 10.1(a).

      10.4 Change in Interest. Upon any change in the relative interests of the Members, whether by reason of the admission of a Member or otherwise, the Members' shares of all Company items shall be determined, except as otherwise required by law, by an interim closing of the Company's books.

      10.5 Substituted Members.

           (a) Any Member that assigns all of its Interest pursuant to an assignment or assignments permitted under this Agreement shall cease to be a Member of the Company except that unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a Member under the Act and hereunder. Any assignee of any portion of the Interest of a Member that has satisfied the requirements of Article 10 shall become a Substituted Member only when (i) the Administrative Member has entered such assignee as a Member on the books and records of the Company, which the Administrative Member is hereby directed to do upon satisfaction of such requirements, and (ii) such assignee has paid all reasonable legal fees and filing costs and any transfer taxes arising as a result of or in connection with the substitution as a Member.

           (b) Any Person who is a permitted assignee of any of the Interest of a Member but who does not become a Substituted Member and desires to make a further assignment of any such Interest shall be subject to all the provisions of this Article 10 to the same extent and in the same manner as any Member desiring to make an assignment of its Interest.

      10.6 Acceptance of Prior Acts. Any Person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken by the transferor, any other Member, the Company or any other Person on behalf of any of the foregoing pursuant to the terms and provisions of this Agreement prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

      10.7 Required Recognition of Impermissible Transfer. If the Company is required by a court of competent jurisdiction or applicable law to recognize a Transfer of an Interest which is not permitted hereunder, then:

           (a) the transferee with respect to such Interest shall have only the rights of an unadmitted assignee under the Act with respect to the transferred Interest, and shall not have the rights of a Member unless admitted as a Member under the Act, and any distributions with respect to such transferred Interest may be applied (without limiting any other legal or equitable rights of the Company) towards the satisfaction of any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company; and

           (b) to the maximum extent permitted by applicable law, the Member other than the transferee shall have the right of first refusal, but not the obligation, to acquire such transferred Interest on the same terms and conditions as the purported transferee, and such Member shall have at least thirty (30) days within which to exercise such right of first refusal, which thirty (30) day period shall begin on the later of (i) the date that the Company is required by a court of competent jurisdiction to recognize such Transfer and
(ii) the date on which such Member has received notice of all of the terms and conditions under which the purported transferee has acquired or intends to acquire such Interest.

      10.8 Sale Or Conversion Upon Stabilization.

           (a) The Administrative Member shall provide written notice to Investor promptly upon Stabilization (and, prior to Stabilization, shall update Investor regularly with the projected date of Stabilization). Upon receipt of such notice, Investor shall have one (1) year within which to elect, by written notice to MRP, either (i) to cause the Company to sell the Property or (ii) to cause a Conversion. If Investor does not make an election within such one (1) year period, or if Investor elects to cause the Company to sell the Property and such Sale is not consummated within 18 months after Stabilization (provided that such 18 month period shall be automatically extended so long as the Company is thereafter actively marketing the Property for Sale), then in either such event, Investor shall be deemed to have elected to cause a Conversion.

           (b) If Investor elects to cause the Company to sell the Property, then the Members shall cooperate in marketing the Property for Sale to the highest bidder, promptly but in an orderly and diligent manner, and in contracting for and consummating such Sale, if applicable.

           (c) If Investor elects (or is deemed to elect) to cause a Conversion, then (and only then) the following procedure shall apply (collectively, the "Conversion"):

               (1) Within thirty (30) days after Investor's election (or deemed election) to cause a Conversion, MRP shall provide a notice ("Conversion Notice") to Investor stating MRP's estimate of the gross fair market value of the Property as of the date of such Conversion Notice.

               (2) Within thirty (30) days after Investor's receipt of the Conversion Notice, Investor shall deliver a written notice ("Conversion Election Notice") to MRP stating either (i) that Investor agrees to the gross fair market value of the Property set forth in the Conversion Notice, in which case such value shall be the "Project Value" for purposes of this Section 10.8(c), or (2) that Investor disagrees with the gross fair market value of the Property set forth in the Conversion Notice, in which case Investor shall state its estimate of the gross fair market value of the Property as of the date of the Conversion Notice; if Investor fails to give such notice within such thirty (30) day period, then it shall be deemed to have given a Conversion Election Notice (on the last day of such thirty (30) day period) electing to agree to the gross fair market value of the Property set forth in the Conversion Notice.

               (3) If Investor delivers a Conversion Election Notice disagreeing with the gross fair market value of the Property set forth in the Conversion Notice, then MRP and Investor shall negotiate in good faith to arrive at an agreed gross fair market value of the Property as of the date of the Conversion Notice. If the parties are unable to agree on such value within forty-five (45) days after the delivery of the Conversion Notice, then either party may invoke the valuation procedures set forth in Exhibit C. The final gross fair market value of the Property as of the date of the Conversion Notice, as agreed upon by MRP and Investor or as determined pursuant to Exhibit C, shall be the "Project Value" for purposes of this Section 10.8(c).

               (4) From and after the date of the Conversion Notice, notwithstanding anything to the contrary in Section 9.1(a) or Section 11.3(c), all distributions to the Members shall be made strictly pro rata in accordance with the Members' respective Percentage Interests, as adjusted for such Conversion in accordance with this
Section 10.8(c)(4). Unless unanimously otherwise agreed by the Members, the Company shall not make any distributions to Members beginning on the date of the Conversion Notice through the date that the Project Value is finally determined in accordance with this Section 10.8(c). Immediately following the final determination of Project Value in accordance with this Section 10.8(c), the respective Percentage Interests of the Members shall be adjusted (which adjustment shall relate back to the date of the Conversion Notice) to equal the following:

                    (i) the Percentage Interest of MRP shall be equal to MRP Pre-Conversion Equity Value divided by Total Equity Value; and

                    (ii) the Percentage Interest of Investor shall be equal to Investor Pre-Conversion Equity Value divided by Total Equity Value.

Thereafter, for purposes of calculating the Percentage Interests of the Members,
(A)   MRP  shall  be  deemed  to  have  made  an  aggregate  amount  of  Capital
Contributions prior to the date of the Conversion Notice equal to the MRP Pre-Conversion Equity Value, and (B) the Investor shall be deemed to have made an aggregate amount of Capital Contributions prior to the date of the Conversion Notice equal to the Investor Pre-Conversion Equity Value, and subsequent adjustments to the Percentage Interests of the Members shall be made in accordance with this Agreement, including Section 7.3(d) if applicable.

(5) For purposes of this Section 10.8(c):

                    (i) "MRP Pre-Conversion Equity Value" shall be deemed to be an amount equal to the cash consideration MRP would have received if the assets of the Company had been sold on the date of the Conversion Notice for an all-cash net price equal to 98% of the Project Value (i.e., an all-cash price that has been reduced by assumed closing costs equal to two percent (2%) of the Project Value) and the Company had been dissolved and wound up following such sale and the proceeds of such sale and the other assets of the Company remaining after payments to creditors had been distributed to the Members in accordance with the provisions of this Agreement including Section 11.3(c) (excluding this Section 10.8(c)).

                   (ii) "Investor Pre-Conversion Equity Value" shall be deemed to be an amount equal to the cash consideration Investor would have received if the assets of the Company had been sold on the date of the Conversion Notice for an all-cash net price equal to 98% of the Project Value (i.e., an all-cash price that has been reduced by assumed closing costs equal to two percent (2%) of the Project Value) and the Company had been dissolved and wound up following such sale and the proceeds of such sale and the other assets of the Company remaining after payments to creditors had been distributed to the Members in accordance with the provisions of this Agreement including Section 11.3(c) (excluding this Section 10.8(c)).

                    (iii) "Total Equity Value" shall mean the sum of the MRP Pre-Conversion Equity Value and the Investor Pre-Conversion Equity Value.

               (6) Promptly after the Project Value is finally determined in accordance with this Section 10.8(c) and the adjustment to Percentage Interests has been completed in accordance with Section 10.8(c)(4), the Members shall use all commercially reasonable and diligent efforts to obtain Company Financing in an amount not to exceed seventy percent (70%) loan-to-value, on such terms as are approved by all of the Members, with the objective of distributing excess financing proceeds to the Members, pro rata in accordance with the Members' respective Percentage Interests, as so adjusted.

                                    ARTICLE 11
                            DISSOLUTION OF THE COMPANY;
                       WINDING UP AND DISTRIBUTION OF ASSETS

      11.1 Dissolution.

           (a) The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

               (1) the joint written direction of the Administrative Member and the Non-Administrative Member;

               (2) the sale or Transfer of all or substantially all of the assets of the Company in a terminating capital transaction (except as necessary to continue the Company's existence for purposes of facilitating and post-closing escrow arrangement, Seller financing or the like); or

               (3) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company, unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized and directed to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

           (b) Except with the prior consent of the all of the Members, no Member shall have the right to (i) withdraw or resign as a Member of the Company, (ii) redeem, or otherwise require redemption of, its Interest or any part thereof or (iii) to the fullest extent permitted by law, dissolve itself voluntarily.

           (c) Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause that Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. To the fullest extent permitted by law, the Company shall not be dissolved or terminated solely by reason of the Bankruptcy, death, removal, withdrawal, dissolution or admission of any Member.

      11.2 Winding Up.

           (a)  In  the  event  of  the  dissolution  of the Company pursuant to
Section 11.1(a), the Administrative Member, or a liquidating trustee appointed by the Administrative Member, shall wind up the Company's affairs.

           (b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, the Administrative Member or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company's business, dispose of and convey the Company's property, discharge or make reasonable provision for the Company's liabilities, and distribute to the Members in accordance with
Section 11.3 any remaining assets of the Company, all without affecting the liability of Members and without imposing liability on any liquidating trustee.

           (c) Upon the completion of winding up of the Company, the Administrative Member or liquidating trustee, as the case may be, shall cause the filing of a certificate of cancellation with the Secretary of State of the State of Delaware as provided in the Act. The existence of the Company as a separate legal entity shall continue until termination of the Company as provided in the Act.

      11.3 Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

           (a) to the satisfaction of debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), in order of priority as provided by law, other than debts and liabilities owed to Members, including to the payment of expenses of the liquidation and to the setting up of any Reserves that the Administrative Member or the liquidating trustee, as the case may be, shall determine are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company;

           (b) to the satisfaction of debts and liabilities of the Company owed to Members; and

           (c) The balance, if any, to the Members in accordance with the provisions of Section 9.1(a) hereof (subject to Section 7.3(a) and Section 7.3(c)).

                                    ARTICLE 12
                                    AMENDMENTS

      12.1 Amendments. Except as otherwise expressly set forth herein, this Agreement may only be amended by written consent of all of the Members. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any other Person.

      12.2 Additional Members. If this Agreement shall be amended for the purpose of adding or substituting a Member as permitted herein, the amendment to this Agreement shall be signed by the Administrative Member, by the Person to be added or substituted and by the assigning Member, if any. In making any such amendment, the Administrative Member shall prepare and file for recordation such documents and certificates, if any, as shall be required to be prepared and filed under the Act or any other applicable law. The Administrative Member shall provide prompt written notice and copies of applicable documents to the Non-Administrative Member upon any addition or substitution of a Member as permitted herein and upon any such amendment.

                                    ARTICLE 13
                                  MISCELLANEOUS

      13.1 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents and to do all such other acts and things as in the reasonable judgment of the Administrative Member may be necessary or advisable to carry out the intent and purpose of this Agreement.

      13.2 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth in Section 2.8, or at such other address as may be designated by the addressee thereof upon written notice to all of the Members. All notices given pursuant to this Section 13.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

      13.3 Headings and Captions. All headings and captions contained in this Agreement and the tables of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

      13.4 Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

      13.5 Counterparts. THIS AGREEMENT MAY BE EXECUTED IN TWO OR MORE COUNTERPARTS, EACH OF WHICH SHALL CONSTITUTE AN ORIGINAL AND ALL OF WHICH, WHEN TAKEN TOGETHER, SHALL CONSTITUTE ONE AGREEMENT. DELIVERY OF THIS AGREEMENT MAY BE EFFECTED BY FACSIMILE, .PDF OR OTHER ELECTRONIC TRANSMISSION. DELIVERY BY ONE PARTY OF AN EXECUTED COUNTERPART OF THIS AGREEMENT TO THE OTHER PARTY SHALL CONSTITUTE GOOD DELIVERY TO SUCH OTHER PARTY FOR ALL PURPOSES.

      13.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

      13.7 Consent to Jurisdiction. To the fullest extent permitted by law, each Member hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in any federal or state court located in the District of Columbia (a "Permitted Court"), and hereby irrevocably accepts and submits to the exclusive jurisdiction of the Permitted Court with respect to any such action, suit or proceeding. To the fullest extent permitted by law, each Member also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any Permitted Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Permitted Court with respect to any such action, suit or proceeding. To the fullest extent permitted by law, each Member waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Permitted Court and hereby further waives and agrees not to plead or claim in any such Permitted Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum
(but the foregoing shall not be construed as a waiver of any federal jurisdictional requirements applicable thereto). To the fullest extent permitted by law, each Member agrees that all notices that are required to be given hereunder may be given by the attorneys for the respective parties. EACH MEMBER WAIVES TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING UNDER OR RELATED TO THIS AGREEMENT.

      13.8 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have any Company Asset partitioned, or to file a complaint or institute any proceeding at law or in equity seeking to have any Company Asset partitioned or seeking dissolution of the Company under the Act or otherwise under applicable law, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right. In the event that the Members cannot agree with respect to a Major Decision that requires the consent of both Members, it is the express intent of the Members that Section 3.3 provides the exclusive remedies for such disagreement, and, except where the Members have expressly agreed herein not to unreasonably withhold, delay or condition its consent to a Major Decision, the Members do not intend for any court either to impose any requirement on either party to concede or waive any right it may have to approve a Major Decision or to order a judicial sale or dissolution or similar remedy in response to any such disagreement.

      13.9 Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      13.10 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement.

      13.11 Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof, and contains the entire Agreement among the parties with respect to such subject matter.

      13.12 Waivers. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

      13.13 Maintenance as a Separate Entity. The Company shall maintain books and records and bank accounts separate from those of its Affiliates (including any Subsidiary); shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (including any Subsidiary) (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery and any signs it posts); shall not commingle its assets with assets of any of its Affiliates (including any Subsidiary); shall cause its business to be carried on by the Administrative Member in accordance with the terms of this Agreement; and shall keep minutes of all meetings of the Members. Failure of the Company, or any Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of a Member.

      13.14 Confidentiality.

            (a) Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or Project (collectively, "Confidential Information"), provided that such disclosure may be made (i) to any Person who is a member, partner, officer, director or employee of such Member or counsel to or accountants of such Member solely for their use and on a need-to-know basis, provided that such Persons are notified of the Members' confidentiality obligations hereunder, (ii) with the prior consent of the Members, (iii) subject to Section 13.14(b), pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (iv) to any lender or legitimate third party equity investor providing financing to the Company, its Affiliates or its Members or their Affiliates, (v) as necessary or appropriate in connection with the audit of the accounts of any Member or to enable any Member or its Affiliates to comply (as deemed necessary or appropriate by such party) with the disclosure and other requirements imposed by statute, regulation or by any governmental, administrative or other authority having jurisdiction over it (including, for example, the Internal Revenue Service or the Securities and Exchange Commission), (vi) as necessary in connection with a permitted Transfer of an Interest by any Member, (vii) as required in connection with seeking governmental approvals and/or entitlements for the Project, (viii) in any legal action involving the resolution of any dispute between the Members concerning this Agreement or any other matters otherwise constituting Confidential Information hereunder, and (ix) as required by applicable law or the rules of any securities exchange upon which the shares of any Member or its Affiliates are listed or traded. In no event will any information or material that is already publically disclosed, or otherwise in the public domain (except as a result of a prior breach of this Section 13.14 by the party seeking to classify otherwise Confidential Information as being non-confidential) be considered "Confidential Information" within the meaning of this Section 13.14 (a).

            (b) In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (i) promptly notify the other Members thereof, (ii) consult with the other Member on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with any of the other Member (at such other Member's sole expense) in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is otherwise subject to disclosure thereunder; provided nothing herein will restrict such party in making such disclosure.

            (c) No Member shall issue any press release or other public communication about the formation or existence of the Company without the express written consent of all Members, except as required by applicable law or the rules of any securities exchange upon which the shares of any Member or its Affiliates are listed or traded.

      13.15 No Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company or of any Member shall have any right whatsoever to require any Member to contribute capital to the Company or otherwise enforce any provision of this Agreement against any Member.

      13.16 Construction of Documents. The parties hereto acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted same.

      13.17 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

      13.18 Conflict of Interest.

            (a) The parties hereto acknowledge that the law firm of Arnold & Porter LLP (the "AP Firm") has represented, presently represents, and may in the future represent Investor, and its Affiliates, in their separate capacities. Inasmuch as the AP Firm is presently representing the Company in connection with its formation, presently representing the interests of Investor and its Affiliates in connection with the transfer of the Property to the Company and the formation of the Company, and may represent the Company and/or Investor and its Affiliates and other future transactions contemplated herein, potential conflicts of interests may be created by the AP Firm's representation of Investor and the Company and their respective Affiliates. Although there are no conflicts or disputes presently existing between the Company and such Members (in any capacity held hereunder), or among the Members themselves, there is the potential that such conflicts may arise in the future. By signing this Agreement, the parties acknowledge that these potential conflicts and relationships have been disclosed, and that they have had ample opportunity to discuss these conflicts with the AP Firm and with separate legal counsel. MRP, the MRP Principals and MRP's Affiliates have been represented by separate legal counsel in connection with the drafting and negotiation of this Agreement.
Subject to (and except as provided in) the terms set forth below, the parties hereto waive any rights they may have now or in the future to protest or object to the AP Firm's representation of the Company, Investor, and/or any Affiliates of the foregoing, and agree that in the event of a conflict between the
Members/Administrative Member, or the Company and any of its Members/Administrative Member, the AP Firm shall be permitted to represent Investor (or its successors in interest) and its Affiliates (other than the Company) in connection with any such conflict. In the event any court of competent jurisdiction determines that the AP Firm's representation of the Company, Investor, and/or any Affiliate of any of the foregoing, results in a conflict of interest that may not be waived or that is not within the scope of the waiver set forth in this Section 13.18(a), or factual circumstances arise in the future which require the AP Firm to re-evaluate the conflict waiver set forth in this Section 13.18(a), to discontinue its representation of the Company, Investor, and/or or any Affiliate of any of the foregoing, or to otherwise modify the terms and limitations applicable to such representation, the AP Firm reserves the right to seek additional conflict waivers, to withdraw from such representation, or to propose additional terms and limitations (or modifications to existing terms and limitations) without prejudice to its rights to continue to represent Investor or any Affiliates of Investor in such dispute, and on other matters.

Alternatively, the AP Firm may withdraw from its representation of all parties in connection with matters pertaining to such dispute. The AP Firm is an express, intended third party beneficiary of this Section 13.18(a).

            (b) The parties hereto acknowledge that the law firm of Tenenbaum & Saas, P.C. (the "TS Firm") has represented, presently represents, and may in the future represent MRP/Administrative Member, the MRP Principals, and their various Affiliates in their separate capacities. Inasmuch as the TS Firm is presently representing the Company in connection with its formation, and its acquisition of the Property from Investor pursuant to the Contribution Agreement, as well as the interests of MRP, the MRP Principals and their
Affiliates in connection with the formation of the Company, and may represent the Company and Members and their Affiliates in connection other future transactions contemplated herein, potential conflicts of interests may be created by the TS Firm's representation of the MRP and the Company and their respective Affiliates. In addition, one of the principals of the TS Firm is also an MRP Principal, and will therefore hold an indirect interest in the Company at the time of its formation or thereafter. Although there are no conflicts or disputes presently existing between the Company and such Members (in any capacity held hereunder), or among the Members themselves, there is the potential that such conflicts may arise in the future. By signing this Agreement, the parties acknowledge that these potential conflicts and relationships have been disclosed, and that they have had ample opportunity to discuss these conflicts with the TS Firm and with separate legal counsel. Investor and its Affiliates have been represented by separate legal counsel in connection with the drafting and negotiation of this Agreement. Subject to (and except as provided in) the terms set forth below, the parties hereto waive any rights they may have now or in the future to protest or object to the TS Firm's representation of the Company, MRP, any MRP Principal, and/or any Affiliates of the foregoing, and agree that in the event of a conflict between the Members, or between the Company and any of its Members, in whatever capacity, the TS Firm shall be permitted to represent MRP (or its successors in interest), the MRP Principals and the MRP Affiliates (other than the Company) in connection with any such conflict. In the event any court of competent jurisdiction determines that the TS Firm's representation of the Company, MRP, the MRP Principals, and/or any Affiliate of any of the foregoing, results in a conflict of interest that may not be waived or that is not within the scope of the waiver set forth in this Section 13.18(b), or factual circumstances arise in the future which require the TS Firm to re-evaluate the conflict waiver set forth in this Section 13.18(b), to discontinue its representation of the Company, MRP, any MRP Principal, and/or any Affiliate of any of the foregoing, or to otherwise modify the terms and limitations applicable to such representation, the TS Firm reserves the right to seek additional conflict waivers, to withdraw from such representation, or to propose additional terms and limitations (or modifications to existing terms and limitations) without prejudice to its rights to continue to represent MRP, the MRP Principals, or any Affiliates of MRP in such dispute, and on other matters. Alternatively, the TS Firm may withdraw from its representation of all parties in connection with matters pertaining to such dispute. The TS Firm is an express, intended third party beneficiary of this
Section 13.18(b).

                          [signature page follows]

      IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the Effective Date.

                                   INVESTOR:

                                    FRP RIVERFRONT I LLC,
                                    a Delaware limited liability company

                                    By: Florida Rock Properties, Inc.,
                                        a Florida corporation, its sole
                                        member

                                    By: /s/ David H. deVilliers, Jr.
                                        ------------------------------------
                                    Name:   David H. deVilliers, Jr.
                                    Its:    President




                    [signatures continue on the next page]


PAGE>


                                      MRP:

                                    MRP SE WATERFRONT RESIDENTIAL LLC,
                                    a District of Columbia limited liability company

                                    By: MIDATLANTIC REALTY PARTNERS, LLC,
                                        its Managing Member


                                    By: /s/ Frederick Rothmeijer
                                        ------------------------------------
                                    Name:   Frederick Rothmeijer
                                    Its:    Authorized Person


                              [end of signatures]

                         List of Exhibits and Schedules

Exhibits:

A:                      Mediation Procedures

B:                      Arbitration Procedures

C:                      Valuation Procedures

D:                      Preliminary Development Budget

E:                      Preliminary Development Schedule

F:                      Guaranty Cost Sharing Agreement

G:                      Title Commitment

Schedules

1.1-A:                  Description of Investor Property

1.1-B:                  Description of Land

3.2(s):                 Certain Matters

3.4:                    Representatives

                                   EXHIBIT A

                              Mediation Procedures

      In the event of any dispute under the circumstances described in Sections 3.3(c), any party may commence mediation by providing to the other party a written request for mediation, setting forth the subject of the dispute and the relief requested to the other party via facsimile, e-mail or other physical or electronic means ("Mediation Election Notice"). The parties hereby agree that, except as expressly set forth herein, no arbitration or court action with respect to any dispute may be commenced until the dispute has been submitted for mediation.

      1. For purposes of this Exhibit A, the term "Party" means either Investor or MRP.

      2. The dispute(s) which shall be listed in such Mediation Election Notice, are, collectively, the "Disputed Items." Within fifteen (15) calendar days following the Mediation Election Notice, the Parties will attempt to agree in good faith on a single mediator, which must be an Approved Mediator. "Approved Mediator" means an individual who is not an Affiliate of any Member, and who is not and has never been an employee of any Member or Affiliate, and who is a retired judge or is otherwise knowledgeable in the Disputed Items, as determined by the Parties. If the Parties cannot agree on an Approved Mediator within such fifteen (15) calendar day period, then either Party may elect to submit the resolution of the Disputed Items to binding arbitration pursuant to Exhibit B. The foregoing fifteen (15) day period shall be reduced to five (5) days in the case of a dispute regarding an Expedited Major Decision.

      3. If the Parties agree on a single Approved Mediator, then the Parties and the Approved Mediator shall meet at a mutually acceptable location in the greater Washington, D.C. area to conduct the mediation of the Disputed Items (the "Mediation"). The Mediation shall occur on a single Business Day, and shall begin no later than 9 a.m. and conclude no earlier than 2 p.m.

      4. Notwithstanding the foregoing, the Parties may at any time by mutual written agreement discontinue mediation proceedings and themselves agree upon the Disputed Items.

      5. The Parties covenant that they will participate in the Mediation, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the Mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration, litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the Mediation. Either Party may seek equitable relief prior to the Mediation to preserve the status quo or prevent irreparable harm pending the completion of that process. Except for such an action to obtain equitable relief, neither Party may commence an arbitration or court action with respect to the matters submitted to mediation until after the completion of the initial Mediation session, and thereafter, either Party shall be free to submit the matter to binding arbitration pursuant to Exhibit B.

                                    EXHIBIT B
                             Arbitration Procedures

      In the event that the Members cannot agree on any Major Decision that is expressly subject to binding arbitration pursuant to Section 3.4(c) of the Agreement, or in the event of any dispute pursuant to Article 4 of the Agreement, then either Member may submit such dispute to arbitration in accordance with this Exhibit B.

      1. For purposes of this Exhibit B, the term "Party" means either Investor or MRP.

      2. Under the circumstances described in Section 3.4(c) or Article 4, either Party may give written notice (an "Arbitration Election Notice") to the other that it is submitting a dispute to arbitration under this Exhibit B. The Major Decision(s) or other matter then in dispute, which shall be listed in such Arbitration Election Notice, are, collectively, the "Disputed Items." The
Arbitration Election Notice shall name one (1) arbitrator selected by such Party, which must be an Approved Arbitrator. "Approved Arbitrator" means an individual who is not an Affiliate of any Member, and who is not and has never been an employee of any Member or Affiliate, and who (1) if the Disputed Items relate to Budget or accounting matters, has at least ten (10) years' experience as a certified public accountant auditing real estate development companies or institutional investors in respect of their real estate investments in the United States; (2) if the Disputed Items relate to a proposed debt financing, has at least ten (10) years' experience as an arranger of debt financing for Class A commercial real estate in the United States; (3) if the Disputed Item relates to an architectural issue, has at least ten (10) years' experience as a licensed architect of Class A commercial real estate in the United
States, (4) if the Disputed Item relates to an engineering issue, has at least ten (10) years' experience as a civil engineer for Class A commercial real estate developments in the United States, (5) if the Disputed Item relates to a different type of engineering issue, has at least ten (10) years' experience as an engineer in the specific engineering subspecialty involved, (6) if the Disputed Item relates to some other technical issue or concern, has at least ten
(10) years' experience in performing professional services involving substantially identical technical knowledge and experience in the United States, or (7) for all other Disputed Items, is a retired judge.

      3. Within fifteen (15) Calendar Days after either Party delivers an Arbitration Election Notice, the other Party shall give written notice to the first Party either (i) approving the arbitrator selected by the first Party to act as sole arbitrator or (ii) naming a second arbitrator, who shall be an Approved Arbitrator. If the second Party fails timely to deliver such notice, it shall be deemed to have approved the arbitrator selected by the first Party to act as sole arbitrator. If the second Party timely names a second arbitrator, the two named arbitrators shall select a third arbitrator (who must also be an Approved Arbitrator). In the event the two arbitrators fail to appoint or agree upon the third arbitrator within fifteen (15) Calendar Days after the second Party's notice naming the second arbitrator, either Party may request the director of the Washington, D.C. regional office of the American Arbitration Association (or any successor organization, or if no successor organization exists, then to an organization composed of persons of similar qualifications) to do so within five (5) Business Days of such request. In the event of the inability or failure of any arbitrator to act, a replacement arbitrator shall be selected in the same manner as set forth above. The foregoing fifteen (15) day periods shall be reduced to five (5) days in the case of a dispute regarding an Expedited Major Decision.

      4. Within five (5) Business Days of the determination of the identity of the three (3) arbitrators or the determination to utilize a sole arbitrator pursuant to Paragraph 3 above, the Parties and the arbitrator(s) shall hold a hearing at a mutually acceptable location in the greater Washington, D.C. area at which hearing (the "Hearing") each Party shall simultaneously provide each other (and each of the arbitrators) with sealed envelopes in which each Party shall have set forth its proposed resolution of the Disputed Items (neither Party being bound by any previous offers or discussions regarding the resolution of the Disputed Items). Until the Hearing has been completed, the Hearing shall occur on consecutive Business Days without a break, and shall begin no later than 9 a.m. and conclude no earlier than 5 p.m. on each day (unless otherwise determined by the arbitrator(s)).

      5. Prior to the Hearing, either Party may present whatever written evidence it deems appropriate (with copies of any such written evidence being sent to the other Party). At the Hearing, the Parties may each submit evidence, be heard, and cross-examine witnesses, and each of the Parties will furnish the arbitrator(s) with such information as the arbitrator(s) may reasonably request. The Hearing shall be conducted such that each Party shall have reasonably adequate time to present oral evidence or argument and cross-examine witnesses. The sole task of the arbitrator(s) shall be to determine whether the position of the Investor or Development Manager Member with respect to the Major Decision constituting the Disputed Item is in the best interests of the Company; provided, however, with respect to any Disputed Item involving a Financing Decision, the sole task of the arbitrator(s) shall be to determine whether the position of Investor is commercially reasonable (and if Investor's position with respect to such Financing Decision is commercially reasonable, then the arbitrator(s) shall hold in favor of Investor). No other resolution of any Disputed Item may be determined by the arbitrator(s), and the arbitrator(s) may not choose any partial resolution of some of the Disputed Items submitted by a Party unless the arbitrator(s) choose the entire resolution of all Disputed Items submitted by such Party.

      6. Both Parties shall request that the decision of the arbitrator(s) shall be given within a period of ten (10) Business Days after the Hearing and shall be accompanied by a reasonably detailed explanation of each arbitrator's rationale for its decision. A decision on resolution of the Disputed Items in which a majority of the arbitrators concur shall in all cases be binding and conclusive upon the Parties. The fees and expenses of the arbitrator(s) and this arbitration process shall be borne by the Party whose proposed resolution of the Disputed Items was not selected by the arbitrator(s). The foregoing ten (10) Business Day period shall be reduced to five (5) Business Days in the case of a dispute regarding an Expedited Major Decision.

      7. If the decision of the arbitrator(s) is held by a court of competent jurisdiction to be unenforceable for any reason (Investor and MRP hereby affirmatively stating it is their intent and agreement that the concurrence of a majority of the arbitrators rendered in accordance herewith to the Disputed Items will be legally enforceable as to them), then the resolution of the Disputed Items shall be subject to litigation in any court of competent jurisdiction with the final determination being made in accordance with a court judgment, no longer subject to appeal, of a court of competent jurisdiction.

      8. Notwithstanding the foregoing, the Parties may at any time by mutual written agreement discontinue arbitration proceedings and themselves agree upon the Disputed Items.

                                    EXHIBIT C
                              Valuation Procedures

      In the event that either Member desires to invoke the valuation procedures set forth in Exhibit C pursuant to Section 4.12(a) or Section 10.8(c)(3), the following shall apply:

      1. The Member invoking the procedures set forth in Exhibit C ("Invoking Member") shall deliver written notice ("Appraisal Notice") to the other Member ("Other Member") which (i) states that the Invoking Member is invoking the procedures set forth in this Exhibit C and (ii) identifies a Qualified Appraiser ("First Appraiser"). The date of the Appraisal Notice shall be the "Appraisal Commencement Date".

      2. Within fifteen (15) days following the Appraisal Commencement Date, the Other Member shall deliver written notice to the Invoking Member which identifies a second Qualified Appraiser ("Second Appraiser").

      3. During the forty-five (45) day period following the Appraisal Commencement Date, the First Appraiser and the Second Appraiser shall independently determine the fair market value of the Property (as if fee simple title had been transferred to the Company pursuant to Section 7.6). Prior to the date that is forty-five (45) days after the Appraisal Commencement Date, the First Appraiser and the Second Appraiser shall each deliver to the Members a written report of its determination of the fair market value of the Property.

      4. If the greater of the fair market values as determined by either the First Appraiser or the Second Appraiser is equal to or less than 105% of the lesser of the fair market values as determined by the First Appraiser or the Second Appraiser, then the fair market value shall be the average of such fair market values. If the greater of the fair market values as determined by either the First Appraiser or the Second Appraiser is greater than 105% of the lesser of the fair market values as determined by the First Appraiser or the Second Appraiser, then the First Appraiser and the Second Appraiser shall appoint a third Qualified Appraiser ("Third Appraiser") pursuant to paragraph 5 below.

      5. With five (5) days after delivery of the reports of both the First Appraiser and Second Appraiser pursuant to paragraph 4, the First Appraiser and Second Appraiser shall meet to appoint the Third Appraiser. First Appraiser and Second Appraiser shall each bring to such meeting a list of three Qualified Appraisers that it proposes. At such meeting, such lists shall be exchanged and any Qualified Appraiser that is on both lists shall be the Third Appraiser. If no Qualified Appraiser is on both lists, then First Appraiser and Second Appraiser may each select a Qualified Appraiser from the other's list, and if either First Appraiser or Second Appraiser does so the Qualified Appraiser so selected shall be the Third Appraiser. If a Third Appraiser is not so selected, First Appraiser and Second Appraiser shall each provide a supplemental list of three Qualified Appraisers (which may include Qualified Appraisers on the other's prior list). Any Qualified Appraiser that is on both any list provided by the First Appraiser and any list provided by the Second Appraiser shall be the Third Appraiser. If no Qualified Appraiser is on both lists, then First Appraiser and Second Appraiser may each select a Qualified
Appraiser  from  the  other's  lists,  and  if  either First Appraiser or Second
Appraiser does so the Qualified Appraiser so selected shall be the Third Appraiser. Such process shall continue until the Third Appraiser is identified. If more than one Qualified Appraiser is identified pursuant to this process, the Third Appraiser shall be determined by coin toss among such Qualified Appraisers.

      6. The Third Appraiser shall be provided with a copy of the reports of fair market value prepared by the First Appraiser and the Second Appraiser, and copies of all materials upon which such reports are based. During the thirty
(30) day period following its appointment, the Third Appraiser shall independently undertake such review of the reports of fair market value prepared by the First Appraiser and the Second Appraiser, and shall conduct such further investigation and analysis, as it deems necessary or appropriate, and shall determine whether the fair market value as determined by the First Appraiser or the Second Appraiser is closer to the actual fair market value of the Property. Whichever of such fair market values is determined by the Third Appraiser to be closer to the actual fair market value of the Property shall be the final gross fair market value of the Property for purposes of Section 4.12(a) or Section 10.8(c)(3).

      7. A "Qualified Appraiser" shall be an appraiser who (i) is a member of the Master Appraiser Institute and is licensed in the District of Columbia, (ii) has not less than ten (10) years' experience in appraising commercial real estate projects, (iii) is currently practicing in the District of Columbia, and
(iv) is not, and during the preceding five (5) years has not been, an employee of either the Invoking Member, the Other Member or any of their affiliates.

      8. Each Member shall pay all costs and expenses of the Qualified Appraiser appointed by it, and shall split equally all costs and expenses of the Third Appraiser.

                                    EXHIBIT D
                          Preliminary Development Budget

                                  [See attached]

Florida Rock Phase 1 Development and Construction Budget Jun-13
                                                        321             240,443
Cost Category           %               Amount          per Unit        per RSF
-------------           -               ------          --------        --------
Acquisition Costs
Purchase Price          13.7%           $13,486,500     $42,014         $56.09
Transaction Costs       0.6%            $575,421        $1,793          $2.39
--------------------------------------------------------------------------------

Total Acq Costs         14.3%           $14,061,921     $43,807         $58.48

Hard Costs
Building Costs          61.2%           $60,330,092     $187,944        $250.91
Builders Risk           0.4%            $372,781        $1,161          $1.55
FF&E and Owner Items    0.7%            $650,000        $2,025          $2.70
Contingency -
 Hard Cost Escalation   1.3%            $1,242,602      $3,871          $5.17
Owner Hard
 Cost Contingency       3.1%            $3,106,505      $9,678          $12.92
--------------------------------------------------------------------------------

Total Hard Costs        66.6%           $65,701,980     $204,679        $273.25

Soft Costs
Total A % E             3.8%            $3,707,095      $11,549         $15.42
Retail Leasing          2.5%            $2,488,151      $7,751          $10.35
Total Fees Bonds
 Permits                0.8%            $762,627        $2,376          $3.17
Utilities               0.7%            $731,776        $2,280          $3.04
Inspections
 and Testing            0.5%            $494,505        $1,541          $2.06
Marketing               0.7%            $725,000        $2,259          $3.02
Expenses During
 Construction           1.0%            $986,887        $3,074          $4.10
Development Fee         2.9%            $2,874,487      $8,955          $11.95
Construction Loan Fee   0.6%            $639,668        $1,993          $2.66
Mortage Recordation     0.9%            $927,519        $2,889          $3.86
Title Policy            0.1%            $82,399         $257            $0.34
Financing/Legal/
 Lender Expenses        0.2%            $225,000        $701            $0.94
Debt Placement Fee      0.5%            $479,751        $1,495          $2.00
--------------------------------------------------------------------------------

Soft Cost Contingency  15.3%            $15,124,865     $47,118         $62.90

Interest
Capitalized Interest/
 Operating Losses       3.8%            $3,763,375      $11,724         $15.65
--------------------------------------------------------------------------------

Total Interest          3.8%            $3,763,375      $11,724         $15.65

Total Development Costs 100.0%          $98,652,141     $307,328        $410.29
================================================================================



                                    EXHIBIT E
                         Preliminary Development Schedule

                                  [See attached]

                                    EXHIBIT F
                       Form of Guaranty Cost Sharing Agreement

                           GUARANTY COST SHARING AGREEMENT
                                  (Riverfront)

      THIS GUARANTY COST SHARING AGREEMENT (this "Agreement"), dated as of __________ ___, 201__, is made by and among [MRP MEMBER] ("MRP"), [FRP MEMBER] ("FRP"), [MRP GUARANTORS] ("Guarantors"), and RIVERFRONT I LLC, a Delaware limited liability company ("Borrower"). MRP and FRP are sometimes each referred to herein as a "Member" and collectively as the "Members").

                               R E C I T A L S :

      WHEREAS, MRP and FRP are the sole members of Riverfront I LLC, a Delaware limited liability company ("Borrower"), parties to that certain Limited Liability Company Agreement of Borrower effective as of ________, 201__ (the "Borrower LLC Agreement"), and owners of an Interest (as that term is defined in the Borrower LLC Agreement) in Borrower;

      WHEREAS, in connection with a loan (the "Loan") made pursuant to that certain Loan Agreement (the "Loan Agreement") dated ________, 201_ between ____________ ("Lender") and Borrower, Guarantors have each executed, delivered and become liable under (i) that certain Guaranty Agreement, of even date with the Loan Agreement, a copy of which has been delivered to MRP and FRP (the "Guaranty") in favor of the Lender, and (ii) that certain Environmental Indemnity Agreement, of even date with the Loan Agreement, a copy of which has been delivered to MRP and FRP (the "Environmental Indemnity") in favor of the Lender;

      WHEREAS, pursuant to the Guaranty and Environmental Indemnity, Guarantors are (or may be) obligated to make certain specified guaranty and/or indemnity payments to Lender, and to perform certain guarantied or indemnified obligations thereunder, as provided for under the terms and conditions set forth in the Guaranty and Environmental Indemnity; and

      WHEREAS, Guarantors are willing to execute and deliver the Guaranty and Environmental Indemnity to Lender only if MRP and FRP agree to the contribution, indemnification and/or guaranty cost-sharing provisions set forth herein.

                             W I T N E S S E T H :

      NOW, THEREFORE, in consideration of the foregoing Recitals (each of which is incorporated herein as a substantive part of this Agreement), the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree as follows:

      SECTION 1. Sharing of Guaranty Payments

           (a) MRP and FRP each hereby agree that, subject to, and except as provided in Section l(b), any and all Guaranteed Obligations (as defined below) that become due and payable under the Guaranty, and any and all Indemnification Obligations (as defined below) that become due and payable under the Environmental Indemnity (the foregoing, each, a "Liability" and collectively, the "Liabilities") shall be allocated to and shared by the Members in accordance with their respective "Percentage Interests" in the Company as of the date the Liability becomes due and payable by Guarantors. The Percentage Interest of each Member shall constitute such Member's "Share" of the applicable Liability, except as hereafter provided. For purposes of this Agreement, the term "Guaranty Obligations" shall mean and refer to all amounts, including without limitation losses, liabilities, damages, expenses, claims or other sums, for which Guarantors become liable pursuant to the Guaranty, and the term "Indemnification Obligations" shall mean and refer to all amounts, including without limitation losses, liabilities, damages, expenses, claims or other sums, for which Guarantors become liable in his capacity as a party to the Environmental Indemnity. Unless otherwise agreed by the Members in writing, Guaranty Obligations and Indemnification Obligations shall exclude (i) legal fees incurred by Guarantors in connection with the Guaranty and/or the Environmental Indemnity and any claim thereunder, and (ii) any legal fees or collection costs incurred by Lender in pursuing its remedies against Guarantors under the Guaranty and/or the Environmental Indemnity.

           (b) Notwithstanding the terms of Section l(a) or any other provision herein to the contrary, each Member (as such, a "Responsible Member", which term will be deemed to include and encompass actions taken by such Member and/or any persons or entities affiliated with such Member) shall each be solely responsible for, and shall indemnify and hold harmless the other Member (the "Non-Responsible Member") harmless from and against (and Non-Responsible Member shall have no liability or obligation to pay its respective Share of) any and all Liabilities to the extent such Liabilities arise out of or result from:

               (1) fraud, willful misconduct or gross negligence on the part of the Responsible Member, whether occurring directly or through Borrower,

               (2) any bad faith action by such Responsible Member, whether occurring directly or through Borrower,

               (3) any affirmative or intentional action by such Responsible Member which gives rise to Liabilities, provided that this clause (3) shall not apply in the case of any affirmative or intentional action taken by a Member which, at the time such affirmative or intentional action was taken:

                     (A)  was  (i)  undertaken in good faith by such Member, and
(ii) reasonably believed by such Member to be (1) in the best interests of Borrower (and not primarily in such Member's self-interest), and (2) within the scope of authority expressly granted or reserved to such Member under the terms of the Borrower LLC Agreement, or

                     (B) was approved in writing by the other Members.

               (4) any action by a Responsible Member (whether occurring directly or through Borrower) which, under the terms of Section ___ of the Loan Agreement, results in the Indebtedness (as defined in the Loan Agreement) becoming fully recourse to Borrower, including without limitation all of actions described in clauses (__) - (__) of the last grammatical paragraph of Section ___ of the Loan Agreement (unless expressly consented by the other Member), and/or

               (5) any breach of the terms of the Guaranty or Environmental Indemnity by Guarantors, provided the foregoing shall be deemed to exclude any failure by Guarantors to pay Liabilities for which they are liable under the Guaranty and/or Environmental Indemnity to the extent the other Member failed to satisfy its indemnification and/or contribution obligations to Guarantors in relation to such Liabilities (as otherwise provided for under the terms of this Agreement).

The foregoing notwithstanding, if both Members are Responsible Members with respect to any Liabilities arising under this Section 1(b) by virtue of their conduct or actions with regard to the matter giving rise to such Liabilities, then such Liabilities shall be allocated between the Responsible Members in proportion to their Percentage Interests.

           (c) (i) If Guarantors, or any of them, make a payment to Lender on account of any Liability governed by Section 1(a), FRP shall nevertheless remain responsible for its Share of the amount so paid; and if the amount so paid by Guarantors exceeds MRP's Share of the applicable Liability, then FRP shall reimburse MRP, together with interest to the extent provided for in Section 1(f), within five (5) Business Days following written demand by MRP or any of the Guarantors for the portion of such excess payments for which FRP is responsible under Section 1(a).

                (ii) If Guarantors, or any of them, make a payment to Lender on account of any Liability governed by Section 1(b), with respect to which FRP is a Responsible Member (either in whole or in part), then FRP shall nevertheless remain responsible the amount so paid (or its relative share thereof, as determined in accordance with the terms of Section 1(b)) and shall pay such amount(s) to MRP or the applicable Guarantor(s) within five (5) days after written demand from MRP or any of the Guarantors, together with interest as and to the extent provided for in Section 1(f); and if the amount so paid by the Guarantors to Lender exceeded MRP's (or such Guarantors) share (relative to FRP's share) of the applicable Liability, then FRP shall reimburse MRP or the applicable Guarantor(s) within five (5) Business Days following written demand from MRP or any of the Guarantors (together with interest as and to the extent provided for in Section 1(f)), for FRP's relative share of any such excess payments all as determined in accordance with the last sentence of Section 1(b).

               (iii) All amounts that are due and payable from a Member or Responsible Member to Guarantors or the Company under any of the foregoing provisions shall be paid (together with interest as and to the extent provided for in Section 1(f)) within five (5) Business Days after written demand to such Member or Responsible Member by Guarantors or any other Member entitled to contribution or indemnity hereunder.

           (d) Each of the Members hereby acknowledges and agrees that, notwithstanding anything to the contrary in the Borrower LLC Agreement, any and all payments made by the Members pursuant to the terms of Section 1(a) of this Agreement (but not pursuant to Section 1(b) of this Agreement) shall be considered voluntary additional Capital Contributions made by them to the Borrower pursuant to the terms of the Borrower LP Agreement, provided however that, notwithstanding anything to the contrary in the Borrower LP Agreement, any such voluntary additional Capital Contributions shall be repaid prior to any other distributions being made under Article 8 of the Borrower LLC Agreement. Without limiting the generality of the foregoing, if (i) any MRP Guarantor incurs any Liabilities under a Guaranty; (ii) such Liabilities are not ones with respect to which MRP is the sole Responsible Member; (iii) MRP or at least one of the applicable MRP Guarantors advises the Company and Investor promptly after the occurrence thereof, of the facts, circumstances or events giving rise to such Liabilities (in order to maximize whatever opportunity that the Company has, if any, to take action to reduce, eliminate or satisfy such liability or obligation directly; and (iv) any such MRP Guarantor(s) pay such Liabilities, then Company shall reimburse such MRP Guarantor(s) for the entire amount of such payment within thirty (30) days after notice from the MRP Guarantor certifying compliance with each of the above requirements and requesting reimbursement from the Company therefor (unless FRP shall, during such time period, provide notice to the applicable MRP Guarantor that it disputes one or more of the statements contained in the request, in which event the thirty (30) day period shall be tolled until such dispute is resolved). In the event that the Company fails to timely reimburse the MRP Guarantor as aforesaid, such MRP Guarantor may demand contribution or indemnification, as applicable, from FRP pursuant to the applicable provisions of this Agreement. If FRP fails to contribute the amount required under this Agreement to pay or reimburse one or more of the MRP Guarantors for Liabilities paid by them to the Lender as described in this subsection, (A) such payment by the MRP Guarantor shall be deemed to have been advanced by MRP to the Company as an Additional Capital Contribution under (and as defined in) Section 6.2 of the Borrower LLC Agreement; (B) MRP shall be deemed to be a Funding Member under (and as defined in) Section 6.3 of the Borrower LLC Agreement; (C) Investor shall be deemed to be a Non-Funding Member under (and as defined in) Section 6.3 of the Borrower LLC Agreement; and (D) MRP shall have the right to select one (1) of the remedies noted in Section 6.3(b) by notice delivered to the FRP.

           (e) Each of the Members hereby acknowledges and agrees that any and all payments made by Guarantors or the Responsible Members by application of the terms of Section 1(b) of this Agreement shall not be considered additional Capital Contributions made by them to the Borrower, and shall not be credited to any such Responsible Member's Capital Account or included in determining any Responsible Member's unreturned Capital Contributions (but any advance made by Guarantors or a Non-Responsible Member, on behalf of a Responsible Member, for Liabilities of the type described in this Section 1(b) shall be treated as "Priority Loan" from such Member (or, if paid by Guarantors, by MRP) to the Company, as defined in (and pursuant to) the Borrower LLC Agreement.

           (f) All payments to be made by any party to another party hereunder shall be made in lawful currency of the United States, by wire transfer to an account or accounts designated in writing by the party entitled thereto. If any amount which is due and payable to Guarantors, Lender or any other Member under this Agreement is not paid within five (5) Business Days after written demand, then the unpaid amount shall bear interest from the earlier to occur of (A) the date of such written demand, and (B) date any excess payments were advanced by Guarantors or another applicable Member to Lender, until the date such Member or Responsible Member, as applicable, has paid the full amount due from him to Guarantors, Lender or such other Member (as applicable). Such interest shall accrue and be payable at the same annual rate of interest that applies to a Priority Loan under the Borrower LLC Agreement.

      SECTION 2. No Defenses to Performance. The obligations of the Members under this Agreement shall be performed strictly in accordance with the terms contained herein, and in connection with the performance of its obligations under this Agreement, each Member agrees not to assert against Guarantors: (i) any lack of validity or enforceability of the Guaranty, or (ii) the existence of any claim, set-off, defense or other rights that Guarantors or the Company may have at any time against Lender or its successors and assigns as a defense or excuse to such other Member's performance of its obligations under this Agreement, unless (and only for so long as) Guarantors successfully assert such rights against Lender.

      SECTION 3. Representations and Warranties of Members. Each Member, solely as to itself, hereby makes the following representations and warranties to and for the benefit of the other Member:

           (a) The execution, delivery and performance of this Agreement by each such Member (i) is within such Member's powers and capacity, (ii) has been duly authorized by all necessary entity action, (iii) does not contravene any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any indenture, agreement, lease, instrument or other contractual restriction binding on or affecting such Member, and (iv) does not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. Except to the extent already obtained by such Member, no authorization, approval, consent, agreement, permit, order or other action by and no notice to or filing or registration with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance of this Agreement by such Member.

           (b) This Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 4. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by a party there from shall be effective unless the same shall by in writing and signed by each party or its authorized representative, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

      SECTION 5. Addresses For Notices. All notices and other communications proved for hereunder shall be in writing and sent by United States registered or certified mail (postage prepaid, return receipt requested) or via a nationally recognized overnight courier service, addressed to the applicable Member at the same notice address as is provided for such Member under the terms of the Borrower LLC Agreement, or at such other address as shall be designated by such party in a written notice to the other party in accordance herewith. All such notices and other communications shall be effective upon the earlier to occur of actual receipt or refusal of delivery, if sent (a) by mail (as aforesaid), (b) by overnight delivery with a nationally recognized overnight courier service, or
(c) by local hand delivery.

      SECTION 6. Continuing Obligation. This Agreement is a continuing obligation and shall (a) be binding upon the Members, and each of them, and their respective permitted heirs, successors, transferees and assigns, and (b) inure to the benefit of and be enforceable by Guarantors, and each of them, and each of the other Members, as applicable, and their respective heirs, successors, transferees and assigns. No party hereto shall assign all or any part of this Agreement without the prior written consent of the other parties; provided however, each Member may assign this Agreement in connection with any assignment or transfer of such Member's Interest that is permitted by right or duly approved in accordance with the terms of the Borrower LLC Agreement.

      SECTION 7. Termination. Notwithstanding any provision herein to the contrary, this Agreement shall terminate upon any repayment or defeasance, in full, of the Loan.

      SECTION 8. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the District of Columbia, without reference to conflict of laws principles.

      SECTION 9. Headings. Section heading in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      SECTION 10. Further Assurances. Each of the parties to this Agreement shall do such further acts and things and execute and deliver to each other such additional assignments, agreements, powers and instruments as may be reasonably necessary to carry into effect the intent and purposes of this Agreement.

      SECTION 11. Survival of Representations and Warranties. All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement until any and all sums payable under this Agreement have been indefeasibly paid in full.

      SECTION 12. Severability of Provisions. Any provisions of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affection the validity or enforceability of such provision in any other jurisdiction.

      SECTION 13. Execution in Counterparts and Electronic Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission, electronic mail or other reliable electronic means shall be deemed to constitute good and valid execution and delivery hereof for all purposes.

      SECTION 14. Time. Time is of the essence of this Agreement and each and every provisions hereof in which time is an element.

      SECTION 15. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, and in addition to any other relief to which the prevailing party may be entitled, the prevailing party(ies) shall be entitled to recover from the non-prevailing party(ies) his or their costs of litigation, including reasonable attorneys' fees, costs and necessary disbursements.

      SECTION 16. No Third Party Beneficiaries. This Agreement is made for the exclusive benefit of the parties hereto, their executors, administrators, successors and assigns herein permitted and except as otherwise expressly provided, not for any third party as a third party beneficiary or otherwise. The foregoing notwithstanding, Borrower shall be deemed a third party beneficiary of this Agreement, with full power and authority to make demands in accordance herewith, and otherwise enforce the terms of this Agreement against any party in breach of his obligations hereunder.

            [Text Ends - Signatures Commence on the Following Page]

      IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                        --------------------------------
                                        [MRP GUARANTOR #1]



                                        --------------------------------
                                        [MRP GUARANTOR #2]



                                        --------------------------------
                                        [MRP GUARANTOR #3]



                                        --------------------------------
                                        [MRP GUARANTOR #4]



                                        [MRP SIGNATURE BLOCK]



                                        [FRP SIGNATURE BLOCK]

                                    EXHIBIT G
                            COPY OF TITLE COMMITMENT
                                       AND
                                PRO FORMA POLICY

RiverFront Phase 1 Preliminary Development Schedule
Task Name                       Duration            Start            Finish
DESIGN AND ENGINEERING          222 days         Mon 6/3/13         Tue 4/8/14
 RESIDENTIAL DESIGN             246 days         Mon 6/3/13        Mon 5/12/14
  Release Design Consultants       1 day         Mon 6/3/13         Mon 6/3/13
  Complete Design Development   4.7 mons         Tue 6/4/13       Fri 10/11/13
  Issue Progress Set (50% CDs)     1 day       Mon 10/14/13       Mon 10/14/13
  Complete Permit
    Submission Set (75%)       3.25 mons       Tue 10/15/13        Mon 1/13/14
  Complete Updated
    Permit/Bid Set(95%)        2.75 mons        Tue 1/14/14        Mon 3/31/14
  Complete Construction
    Documents (100%)            1.5 mons         Tue 4/1/14        Mon 5/12/14

SITE PLAN AND ENTITLEMENTS      204 days         Tue 6/4/13        Fri 3/14/14
 RESIDENTIAL FINAL SITE PLAN    153 days       Mon 10/14/13        Wed 5/14/14
  Prepare 1st Submission
    DDOE, WASA, etc                 3wks       Mon 10/14/13        Fri 11/1/13
  Submit Final Site
    Plan DDOE, WASA, etc          3 days        Mon 11/4/13        Wed 11/6/13
  First City Comments            45 days        Thu 11/7/13         Wed 1/8/14
  Receive Final Site Plan
    Approval DDOE, WASA, etc      18 wks         Thu 1/9/14        Wed 5/14/14

BUILDING PERMITS                205 days         Mon 6/3/13        Fri 3/14/14
 RESIDENTIAL PERMITTING         179 days        Mon 12/3/12         Thu 8/8/13
  Submit Bldg Permit for
    Residential                   5 days        Tue 1/14/14        Man 1/20/14
  Receive Bldg Permit for
    Residential                  80 days        Tue 1/21/14        Mon 5/12/14

FINANCING                       100 days        Tue 1/14/14         Mon 6/2/14
 FINANCING                      100 days        Tue 1/14/14         Man 6/2/14
  Distribute Investment
    Package for Debt              5 days        Tue 1/14/14        Mon 1/20/14
  Select Lender                  30 days        Tue 1/21/14         Mon 3/3/14
  Negotiate Loan Documents       55 days         Tue 3/4/14        Mon 5/19/14
  Complete Loan Documents        10 days        Tue 5/20/14         Mon 6/2/14

CONSTRUCTION                    723 days         Mon 6/3/13         Wed 3/9/16
 CONSTRUCTION                    85 days         Thu 3/1/12        Wed 6/27/12
  Bid GMP 95% set                  5 wks         Tue 4/1/14         Mon 5/5/14
  Negotiate GMP                    2 wks         Tue 5/6/14        Mon 5/19/14
  NTP and Mobilize Vertical
    Construction                  5 days         Tue 6/3/14         Mon 6/9/14
  Deliver 1 st units            475 days        Tue 6/10/14         Mon 4/4/16
  Complete Construction         540 days        Tue 6/10/14         Mon 7/4/16

                                 SCHEDULE 1.1-A
                       Description of Investor Property

The Investor Property is made up of the two A&T Lots, Lot 814 (the Land) and Lot 813 as described below:

All that certain lot or parcel of land together with all improvements thereon located and being in the City of Washington in the District of Columbia and being more particularly described as follows:

Part Lot numbered Fourteen (14) in Square numbered Seven Hundred Eight (708) in the subdivision made by Florida Rock Properties, Inc., as per plat recorded in the Office of the Surveyor for the District of Columbia in Liber 203 at folio 152 and being set forth as follows:

Beginning at a point, said point being the north east corner of Square 708 and being on the south line of Potomac Avenue, S.E., thence departing said south line of Potomac Avenue, S.E. with the east line of Square 708 South 140.67 feet to a point; thence along a curve to the left with a radius of 1888.86 feet, length of 456.01 feet and a delta angle of 13(degree)49'56" to a point; thence N27(degree)32'20"W 330.01 feet to a point, said point being on the south line of Potomac Avenue, S.E.; thence N62(degree)27'40"E 470.99 feet with the south line of Potomac Avenue, S.E. to the Point of Beginning and containing 92,187 square feet by record, more or less.

As the date hereof the described property is designated on the Records of the Assessor for the District of Columbia for assessment and taxation purposes as Lot numbered Eight Hundred Fourteen (814) in Square numbered Seven Hundred Eight
(708).

AND

All that certain lot or parcel of land together with all improvements thereon located and being in the City of Washington in the District of Columbia and being more particularly described as follows:

Part Lot numbered Fourteen (14) in Square numbered Seven Hundred Eight (708) in the subdivision made by Florida Rock Properties, Inc., as per plat recorded in the Office of the Surveyor for the District of Columbia in Liber 203 at folio 152 and being set forth as follows:

Commencing at a point, said point being the north east corner of Square 708 and being the south line of Potomac Avenue, S.E., thence S62(o)27'40"W 470.99 feet with the north line of Square 708 and the south line of Potomac Avenue, S.E. to the Point of the Beginning; thence departing the south line of Potomac Avenue, S.E. S27(o)32'20"E 330.01 feet to a point; thence along a curve to the left with a radius of 1888.86 feet, length of 45.77 fee and a delta angle of 01(o)23'19" to a point; thence S27(o)20'33"W 367.28 feet to a point; thence West 11.26 feet to a point; thence N27(o)20'33"E 95.70 feet to a point; thence West 106.45 feet to a point; thence along a curve to the right with a radius of 922.38 feet, length of 90.11 feet and a delta angle of 05(o)35'50" to a point; thence North
135.35 feet to a point; thence N18(o)59'50"W 92.16 feet to a point; thence North
15.43 feet to a point; thence West 55.74 feet to point; thence along a curve to the right with a radius of 822.38 feet, length of 126.26 and a delta angle of 08(o)47'49" to a point, said point being on the south line of Potomac Avenue, S.E.; thence N62(o)27'40"E 376.79 feet with the south line of Potomac Avenue, S.E. to the Point of Beginning and containing 161,006 square feet by record, more or less.

                                  SCHEDULE 1.1-B
                               Description of Land

All that certain lot or parcel of land together with all improvements thereon located and being in the City of Washington in the District of Columbia and being more particularly described as follows:

Part Lot numbered Fourteen (14) in Square numbered Seven Hundred Eight (708) in the subdivision made by Florida Rock Properties, Inc., as per plat recorded in the Office of the Surveyor for the District of Columbia in Liber 203 at folio 152 and being set forth as follows:

Beginning at a point, said point being the north east corner of Square 708 and being on the south line of Potomac Avenue, S.E., thence departing said south line of Potomac Avenue, S.E. with the east line of Square 708 South 140.67 feet to a point; thence along a curve to the left with a radius of 1888.86 feet, length of 456.01 feet and a delta angle of 13(degree)49'56" to a point; thence N27(degree)32'20"W 330.01 feet to a point, said point being on the south line of Potomac Avenue, S.E.; thence N62(degree)27'40"E 470.99 feet with the south line of Potomac Avenue, S.E. to the Point of Beginning and containing 92,187 square feet by record, more or less.

As the date hereof the described property is designated on the Records of the Assessor for the District of Columbia for assessment and taxation purposes as Lot numbered Eight Hundred Fourteen (814) in Square numbered Seven Hundred Eight
(708).

                                 SCHEDULE 3.2(s)
                                 Certain Matters

List of approved vendors (as of June 12, 2013):Owner/Developer
Contact: John Begert
MRP RESIDENTIAL
3050 K Street, NW, Suite 125
Washington, D.C. 20007
(202) 330-4968
John's Mobile #:
(703) 899-8299
jbegert@mrprealty.com

Architect
Contacts: Jon Wallenmeyer, Toygun Mar
SK+I ARCHITECTURE
7735 Old Georgetown Road,
Suite 1000
Bethesda, MD 20814
(301) 654-9300
Direct #:
Jon: (240) 479-7481
Toygun: (240) 479-7495
jwellenmeyer@skiarch.com
tmar@skiarch.com

Civil Engineer
Contacts:Dan Duke, Kate Rice
Bohler Engineering
22630 Davis Drive, Suite 200
Sterling, VA 20164
(703) 709-9500 dduke@bohlereng.com
krice@bohlereng.com

Landscape Architect
Contacts: Don Hoover, Liam Butt
OCULUS
2410 17th Street, NW
Suite 201
Washington, DC 20009
(202) 588-5454
donhoover@oculus.com
lbutt@oculus.com

Interior Design
MEP
Contacts: Chris McDaniels, Andrej Cerni (Mechanical), Kesewanch Tesfa
(Electrical)
Jordan & Skala Engineers
14500 Avion Parkway, Suite
110

Chantilly, VA 20151
(703) 483-3730 x1501
(703) 483-3730 x1514
(703) 483-3730 x1508
cmcdaniels@jordanskala.com
acerni@jordanskala.com
ktesfa@jordanskala.com

Structural Engineer
Contact: Hakan Onel
SK&A
12505 Park Potomac Ave,
Suite 200
Potomac, MD 20854
(301) 881-1441 hakano@skaengineers.com
SCHEDULE 3.4
Representatives


MRP Representatives
Robert Murphy
Frederick Rothmeijer
FRP Representatives
David H. deVilliers Jr.


Signature Page
[LLC Agreement of Riverfront Investment Partners I LLC]

                                 SCHEDULE 3.4
                               Representatives



MRP Representatives

Robert Murphy
Frederick Rothmeijer



FRP Representatives

DavidH. deVilliers Jr.